UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

C. R. Bard, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

March 18, 2011

Dear Shareholder:

Your Board of Directors joins me in extending an invitation to attend the 2011 Annual Meeting of Shareholders, which will be held on Wednesday, April 20, 2011, at Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932. The meeting will start promptly at 10:00 a.m.

We sincerely hope you will be able to attend and participate in the meeting. We will be acting on the items set forth in the accompanying Notice and Proxy Statement.

If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker or other nominee) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided. As a result of changes in applicable law, banks, brokers, etc. can no longer exercise discretionary voting on most matters, including uncontested elections of directors and the new executive compensation proposals. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank, broker or other nominee) so that your shares are voted at the meeting on all matters, including the election of directors.

Sincerely,

TIMOTHY M. RING

Chairman and

Chief Executive Officer

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 20, 2011, at Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932, at 10:00 a.m. for the following purposes:

1.	To elect three Class III directors for a term of three years;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2011;

3.	To hold a “Say-on-Pay” advisory vote on the approval of compensation of our named executive officers;

4.	To hold a “Say-When-on-Pay” advisory vote on the approval of the frequency of shareholder votes on compensation of our named executive officers;

5.	To consider and vote upon a shareholder proposal relating to sustainability reporting;

6.	To consider and vote upon a shareholder proposal for the annual election of directors; and

7.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on February 28, 2011 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Copies of the 2010 Annual Report to Shareholders and Form 10-K of C. R. Bard, Inc. for 2010 are enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card or voting instruction form.

All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting in person are requested to vote either: (i) by telephone as directed on the enclosed proxy card or voting instruction form; (ii) over the Internet as directed on the enclosed proxy card or voting instruction form; or (iii) by completing, signing and dating the enclosed proxy card or voting instruction form and returning it promptly in the self-addressed envelope provided.

By order of the Board of Directors

STEPHEN J. LONG

Vice President, General Counsel and Secretary

March 18, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 20, 2011:

The Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2010 are available at www.edocumentview.com/bcr.

NO MATTER HOW MANY SHARES YOU OWNED

ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM; OR (iii) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AND RETURNING IT PROMPTLY IN THE SELF-ADDRESSED ENVELOPE PROVIDED, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY.

C. R. BARD, INC.

730 Central Avenue

Murray Hill, New Jersey 07974

PROXY STATEMENT

GENERAL INFORMATION

We are furnishing this proxy statement to the shareholders of C. R. Bard, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) referred to in the attached notice and at any adjournments of that meeting. The Annual Meeting will be held on Wednesday, April 20, 2011, at Hamilton Park Hotel and Conference Center, 175 Park Avenue, Florham Park, New Jersey 07932, at 10:00 a.m. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on March 18, 2011 to each shareholder entitled to vote.

This proxy statement, the 2010 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2010 are available for viewing at www.edocumentview.com/bcr.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “C. R. Bard” refer to C. R. Bard, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of C. R. Bard, Inc.

WHO IS ENTITLED TO VOTE?

All record holders of our common stock as of the close of business on February 28, 2011, which is the record date, are entitled to vote. You are a “record holder” if your shares are held in your name. If your shares are held through a bank, broker or other nominee, your shares are held in “street name.” See the information below on instructing your bank, broker or other nominee to vote your shares.

HOW DO I VOTE, IF I AM A RECORD HOLDER?

If you are a record holder, you may vote using any one of the following methods:

•

By mail: You may vote by completing, signing and dating the enclosed proxy card and returning it in the self-addressed envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an officer of a corporation, executor or trustee), you must indicate your name and title;

•

By telephone or over the Internet: Follow the telephone or Internet voting instructions on your proxy card or voting instruction form. If you vote by telephone or over the Internet, you need not return your proxy card; or

•	In Person: Attend the Annual Meeting to vote by ballot.

HOW DO I HAVE MY SHARES VOTED IF THEY ARE HELD IN STREET NAME?

If your shares are held in street name, please refer to the voting instructions provided by your bank, broker or other nominee in order to have your shares voted.

If you hold your shares in street name and you wish to vote your shares in person at the Annual Meeting, you must obtain a valid proxy issued in your name from your bank, broker or other nominee.

CAN I ACCESS THE PROXY MATERIALS ON THE INTERNET INSTEAD OF RECEIVING PAPER COPIES?

This proxy statement (along with a letter and notice to shareholders), the 2010 Annual Report to Shareholders and the Form 10-K of C. R. Bard for 2010 (the “Proxy Materials”) are available for viewing at www.edocumentview.com/bcr.

If you are a record holder, you can vote this proxy on the Internet at www.envisionreports.com/bcr. You may also enroll in the electronic proxy delivery service at any time by going directly to www.computershare-na.com/green and following the instructions.

If you hold your shares in street name, please refer to the information provided by your bank, broker or other nominee for instructions on how to elect to access future proxy materials on the Internet.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

Record holders are entitled to vote on the following proposals:

•	Election of three Class III director nominees for a term of three years;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2011;

•	A “Say-on-Pay” advisory vote on the approval of compensation of our named executive officers;

•	A “Say-When-on-Pay” advisory vote on the approval of the frequency of shareholder votes on compensation of our named executive officers;

•	A shareholder proposal relating to sustainability reporting; and

•	A shareholder proposal for the annual election of directors.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their discretion.

You should specify your choices with regard to each of the proposals by telephone, over the internet or on the enclosed proxy card or voting instruction form. The persons named as proxies will vote all properly executed proxy cards or voting instruction forms that are delivered by shareholders to us in time to be voted at the Annual Meeting (and that are not revoked as described below) in accordance with the directions noted on the proxy card or voting instruction form. In the absence of such instructions from you, the persons named as proxies will vote the shares represented by a signed and dated proxy card in the manner recommended by the Board.

WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

Our Board of Directors recommends that you vote your shares as follows:

•	FOR all nominees for election under Proposal No. 1;

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 2011;

•	FOR the approval of compensation of our named executive officers, as set forth under Proposal No. 3;

•	FOR the review of compensation of our named executive officers every year, as set forth under Proposal No. 4;

•	AGAINST the shareholder proposal relating to sustainability reporting; and

•	AGAINST the shareholder proposal for the annual election of directors.

WHAT IS THE VOTING REQUIREMENT TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS?

Our Restated Certificate of Incorporation provides for majority voting in uncontested elections of directors. As a result, directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election, counting as cast those shares for which votes are “withheld.” A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Votes “withheld” for the election of a director will have the same effect as a vote against that director. In the event that an incumbent director nominee fails to receive the vote required for election to the Board of

Directors, that director nominee is required to promptly tender his or her resignation pursuant to the director resignation policy adopted as part of our Corporate Governance Guidelines. See “Proposal No. 1 – Election of Directors” below for further discussion regarding such a tendered resignation.

In a contested election, which is any election in which the number of nominees exceeds the number of directors to be elected, our directors must be elected by a plurality of the votes cast.

On July 1, 2009, the Securities and Exchange Commission approved a change to New York Stock Exchange Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested elections of directors. This means that your bank, broker or other nominee may not vote your shares for the election of directors at the Annual Meeting, unless you inform such person how you want your shares voted. On January 25, 2011, the Securities and Exchange Commission adopted new rules for “Say-on-Pay” and “Say-When-on-Pay,” as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the new rules, your bank, broker or other nominee may not vote your shares with respect to the new “Say-on-Pay” and “Say-When-on-Pay” advisory votes, unless you inform them how to vote.

The approval of Proposal Nos. 2, 5 and 6 requires the affirmative vote of a majority of the votes cast on each proposal. On Proposal No. 3, the “Say-on-Pay” advisory vote, a majority of the votes cast will reflect the advice of the shareholders. On Proposal No. 4, the “Say-When-on-Pay” advisory vote, the plurality of votes cast will reflect the choice of the shareholders (i.e. the frequency that receives the highest number of votes cast, even if not a majority).

Our transfer agent will tabulate the votes cast at the Annual Meeting. Abstentions and/or broker non-votes are counted as shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and/or broker non-votes are not included in the determination of the shares voted on Proposal Nos. 1, 2, 3, 4, 5 or 6.

Participants in our 401(k) plan may direct the plan trustee how to vote the shares allocated to their accounts. The 401(k) plan provides that the trustee will vote any shares for which the trustee does not receive voting instructions in the same proportion as the shares voted by the plan’s participants. To allow sufficient time for the trustee to vote your shares under your 401(k) plan, your voting instructions must be received by 9:00 a.m. New York time on April 18, 2011.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting over the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

the persons named as proxies will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Street Name Holders. If you hold your shares in street name (through a bank, broker or other nominee) and do not provide specific voting instructions, then, under the rules of various national and regional securities exchanges, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. This is referred to as a “broker non-vote.”

WHICH BALLOT MEASURES ARE CONSIDERED “ROUTINE” OR “NON-ROUTINE”?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011 (Proposal No. 2) is considered a routine matter. A bank, broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the advisory vote on “Say-on-Pay” (Proposal No. 3), the advisory vote on “Say-When-on-Pay” (Proposal No. 4) and the two shareholder proposals (Proposal Nos. 5 and 6) are matters considered non-routine. A bank, broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal Nos. 1, 3, 4, 5 and 6.

HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

Any record holder delivering a proxy has the power to change his or her vote and/or revoke his or her proxy at any time before it is voted by:

•	giving notice of revocation in writing to our Secretary, at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974 (by mail or overnight delivery);

•	executing and delivering to our Secretary or our transfer agent, Computershare Trust Company, a proxy card relating to the same shares bearing a later date than the original proxy card; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any street name holder of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your shares in street name, you must have a valid proxy from the record holder of the shares to vote in person at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

Under New Jersey law and our by-laws, the presence in person or by proxy of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting constitutes a quorum. On February 28, 2011, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, our outstanding voting securities consisted of 86,454,931 shares of common stock. Each share is entitled to one vote.

WHO CAN ATTEND THE ANNUAL MEETING?

If you are a record holder as of the record date, you may attend the Annual Meeting and must present the Admission Ticket attached to your proxy card. If you hold your shares in street name, you will need to provide proof of ownership from your bank, broker or other nominee.

HOW CAN I FIND VOTING RESULTS OF THE ANNUAL MEETING

We will announce preliminary voting results at the Annual Meeting and file a Form 8-K with the Securities and Exchange Commission indicating final results.

HOW CAN I GET A COPY OF THE DOCUMENTS REFERRED TO IN THIS PROXY?

This proxy statement refers to certain documents that are available on our website located at www.crbard.com. A copy of these documents is also available, free of charge, upon written request sent to C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary.

WHO BEARS THE COST OF SOLICITING PROXIES?

We have retained Georgeson Shareholder Communications, Inc. to solicit proxies for a fee of $9,000, plus reasonable out-of-pocket expenses. Our officers and other employees may also solicit proxies. The cost of solicitation will be borne by C. R. Bard.

HOW DO I COMMUNICATE WITH OUR BOARD OF DIRECTORS?

Shareholders may communicate directly with our Board of Directors, the independent members of our Board of Directors or our Audit Committee. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates all persons who, to our knowledge, beneficially owned more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	10,182,287	(2)	11.8%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	5,908,010	(3)	6.8%
ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133	4,611,139	(4)	5.3%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	4,495,992	(5)	5.2%

(1)	Percent of class based on 86,454,931 shares of our common stock outstanding as of February 28, 2011. See the footnotes below for the percent of class reported held by each beneficial owner in their respective Schedule 13D/G filings, which reflect beneficial ownership as of a date when a greater number of shares of our common stock were reported as outstanding.

(2)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the “’40 Act”), is the beneficial owner of 9,611,722 shares of our outstanding common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the ’40 Act. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,611,722 shares owned by the funds. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Through their ownership of voting common shares and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the ’40 Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC, nor Mr. Johnson, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the ’40 Act, provides investment advisory services to individuals. As such, FMR LLC’s beneficial ownership includes 3,856 shares of our outstanding common stock. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the ’40 Act, is the beneficial owner of 116,231 shares of our outstanding common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the ’40 Act owning such shares. Mr. Johnson and FMR LLC, through its control of PGALLC, each has sole dispositive power over 116,231 shares and sole power to vote or to direct the voting of 116,231 shares of our common stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the “’34 Act”), is the beneficial owner of 198,336 shares of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 198,336 shares and sole power to vote or to direct the voting of 146,386 shares of our common stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 252,142 shares of our outstanding common stock. Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the ’34 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the ’34 Act. FIL has sole dispositive power over 252,142 shares owned by FMR LLC’s international funds. FIL has sole power to vote or direct the voting of 249,332 shares and no power to vote or direct the voting of 2,810 shares of our common stock held by the international funds. The foregoing information is based on Amendment No. 7 to the Schedule 13G filed by FMR on February 14, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G/A reported that the percent of class represented by the number of shares indicated in the table above was 10.96% as of December 31, 2010.

(3)	Reflects the beneficial ownership of The Bank of New York Mellon Corporation. The beneficial ownership of MBC Investments Corporation consisted of 5,200,696 shares of our common stock. The beneficial ownership of each of Neptune LLC, Mellon International Holdings S.A.R.L. and BNY Mellon International Asset Management Group Limited consisted of 4,733,458 shares of our common stock. The beneficial ownership of Walter Scott and Partners Limited consisted of 4,718,377 shares of our common stock. The shares reported are beneficially owned by the following direct or indirect subsidiaries of The Bank of New York Mellon: The Bank of New York Mellon; BNY Mellon, National Association; BNY Mellon Trust of Delaware; The Dreyfus Corporation (parent corporation of MBSC Securities Corporation); Lockwood Advisors; Mellon Capital Management Corporation; Newton Capital Management Limited; Walter Scott & Partners Limited; MBSC Securities Corporation; Pershing LLC; B.N.Y. Holdings (Delaware) Corporation (parent holding company of BNY Mellon Trust of Delaware); BNY Separate Account Services, Inc. (parent holding company of Lockwood Advisors, Inc.); MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; Neptune LLC); Mellon International Holdings S.A.R.L. (parent holding company of BNY Mellon International Asset Management Group Limited); BNY Mellon International Asset Management Group Limited (parent holding company of Newton Management Limited; Walter Scott & Partner Limited); Neptune LLC (parent holding company of Mellon International Holdings S.A.R.L.); Newton Management Limited (parent holding company of Newton Capital Management Limited; Newton Investment Management Limited); and Pershing Group LLC (parent holding company of BNY Separate Account Services, Inc. and Pershing LLC). The foregoing information is based on Amendment No. 1 to the Schedule 13G filed by The Bank of New York Mellon Corporation on February 4, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G/A reported that the percent of class represented by the number of shares indicated in the table above was 6.36% as of December 31, 2010. The Schedule 13G/A indicated that shares of our common stock had been omitted from the schedule because those shares are subject to the Lehman bankruptcy proceeding and, accordingly, neither BNY Mellon nor any of its affiliates have beneficial ownership over those shares. BNY Mellon will include such shares on future Schedule 13G filings once beneficial ownership is regained.

(4)	Reflects the beneficial ownership of (a) ValueAct Capital Master Fund, L.P. (“ValueAct Master Fund”), (b) VA Partners I, LLC (“VA Partners I”), (c) ValueAct Capital Management, L.P. (“ValueAct Management L.P.”), (d) ValueAct Capital Management, LLC (“ValueAct Management LLC”), (e) ValueAct Holdings, L.P. (“ValueAct Holdings”) and (f) ValueAct Holdings GP, LLC (“ValueAct Holdings GP”) (collectively, “ValueAct Capital”). The ValueAct Capital entities share voting power and dispositive power of such shares as described in further detail below, and acquired such shares in their ordinary course of business. ValueAct Master Fund is a limited partnership organized under the laws of the British Virgin Islands. VA Partners I is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Master Fund. ValueAct Management L.P. is a Delaware limited partnership which renders management services to ValueAct Master Fund. ValueAct Management LLC is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Management L.P. ValueAct Holdings is a Delaware limited partnership and is the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and is the majority owner of the membership interests of VA Partners I. ValueAct Holdings GP is a Delaware limited liability company, the principal business of which is to serve as the General Partner to ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by (i) ValueAct Management L.P. as the manager of each such investment partnership, (ii) ValueAct Management LLC, as General Partner of ValueAct Management L.P., (iii) ValueAct Holdings, as the sole owner of the limited partnership interests of ValueAct Management L.P. and the membership interests of ValueAct Management LLC and as the majority owner of the membership interests of VA Partners I and (iv) ValueAct Holdings GP, as General Partner of ValueAct Holdings. Shares reported as beneficially owned by ValueAct Master Fund are also reported as beneficially owned by VA Partners I, as General Partner of ValueAct Master Fund. VA Partners I, ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP also, directly or indirectly, may own interests in one or more of the ValueAct Capital partnerships from time to time. By reason of such relationship ValueAct Master Fund is reported as having shared power to vote or to direct the vote, and shared power to dispose or direct the disposition of, such shares, with VA Partners I (only with respect to ValueAct Master Fund), ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP. ValueAct Master Fund is the beneficial owner of the shares (which shares may also be deemed to be beneficially owned by VA Partners I). ValueAct Management L.P., ValueAct Management LLC, ValueAct Holdings and ValueAct Holdings GP may each be deemed the beneficial owner of the shares. The foregoing information is based on a Schedule 13D jointly filed by VA Partner I and related entities on November 9, 2010 reporting beneficial ownership as of October 29, 2010. The Schedule 13D reported that the percent of class represented by the number of shares indicated in the table above was 5.0% as of October 29, 2010.

(5)	T. Rowe Price Associates, Inc. (“Price Associates”) does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the registered investment companies sponsored by Price Associates for which it also serves as investment adviser, i.e., the T. Rowe Price funds, only State Street Bank and Trust Company, as custodian for each of such funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such fund participate proportionately in any dividends and distributions so paid. The foregoing information is based on the Schedule 13G filed by Price Associates on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The Schedule 13G reported that the percent of class represented by the number of shares indicated in the table above was 4.8% as of December 31, 2010. Furthermore, by correspondence received by Bard on February 23, 2011 from Price Associates to its client portfolio companies, Price Associates has requested that we use the following to explain their beneficial ownership as reflected above: These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECURITY OWNERSHIP OF MANAGEMENT

The table below contains information as of February 28, 2011 with respect to the beneficial ownership of our common stock by each of the following individuals, in each case, based on information provided by these individuals:

•	directors and director nominees;

•

our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during the last fiscal year, whom we collectively refer to as the “named executive officers”; and

•	all directors and executive officers as a group.

Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of our common stock shown as beneficially owned.

	Shares of Common Stock Beneficially Owned
Name	Held as of February 28, 2011(1)(2)		Right to Acquire Within 60 Days of February 28, 2011 Under Options	Percent of Class
Sharon M. Alterio	46,270		51,364	*
David M. Barrett	5,242		400	*
Marc C. Breslawsky	58,247		15,600	*
Timothy P. Collins	43,225		67,184	*
T. Kevin Dunnigan	63,577		8,400	*
Herbert L. Henkel	28,302		10,800	*
John C. Kelly	3,315		400	*
Theodore E. Martin	24,030		9,600	*
Gail K. Naughton	9,626		800	*
Timothy M. Ring	282,756	(3)	908,130	1.36%
Todd C. Schermerhorn	132,651		548,413	*
Tommy G. Thompson	15,445		4,800	*
John H. Weiland	208,291		450,856	*
Anthony Welters	38,401		15,600	*
Tony L. White	50,529		15,600	*
All Directors and Executive Officers as a group (22 people)	1,250,085		2,505,556	4.20%

*	Represents less than 1% of our outstanding common stock.

(1)	Includes phantom stock shares credited to the accounts of non-employee directors under our Deferred Compensation Contract, Deferral of Directors’ Fees for non-employee directors, as follows: David M. Barrett, 795; Marc C. Breslawsky, 26,772; T. Kevin Dunnigan, 21,728; Herbert L. Henkel, 12,171; John C. Kelly, 68; Theodore E. Martin, 8,511; Tommy G. Thompson, 5,031; Anthony Welters, 15,288; and Tony L. White, 19,220. See “Director Compensation – Fees and Deferred Compensation.” Also includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: David M. Barrett, 1,647; Marc C. Breslawsky, 21,475; T. Kevin Dunnigan, 27,103; Herbert L. Henkel, 9,139; John C. Kelly, 1,647; Theodore E. Martin, 7,393; Gail K. Naughton, 5,989; Tommy G. Thompson, 5,014; Anthony Welters, 14,281; and Tony L. White, 21,475. See “Director Compensation – Stock Equivalent Plan for Outside Directors.” Non-employee directors do not have the right to vote phantom stock shares or share equivalent units.

(2)	Includes restricted stock units purchased under our Management Stock Purchase Program, as follows: Sharon M. Alterio, 20,873; Timothy P. Collins, 21,869; Timothy M. Ring, 69,366; Todd C. Schermerhorn, 29,544; John H. Weiland, 63,855; and all executive officers (other than the named executive officers) as a group, 98,516. See “Executive Officer Compensation – Nonqualified Deferred Compensation – MSPP.” Participants in the Management Stock Purchase Program do not have the right to vote restricted stock units.

(3)	Includes 518 shares owned by family members and as to which beneficial ownership is disclaimed by Mr. Ring.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors, certain of our officers and our ten percent shareholders are required to report to the Securities and Exchange Commission, or the “SEC,” and the New York Stock Exchange, or the “NYSE,” by specific dates, transactions and holdings in our common stock. Based on our records and other information provided by those persons, we believe that during fiscal year 2010 all of these filing requirements were timely satisfied, except with respect to shares withheld for payment of taxes upon vesting of a restricted stock award grant on October 4, 2010, which was reported on a late Form 4 filed on behalf of Ms. Alterio on October 12, 2010.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

There are currently twelve members on our Board of Directors, which is divided into three classes. Class I consists of Marc C. Breslawsky, Herbert L. Henkel, Timothy M. Ring and Tommy G. Thompson, whose terms expire in 2012. Class II consists of David M. Barrett, Theodore E. Martin, Anthony Welters and Tony L. White, whose terms expire in 2013 and Class III consists of John C. Kelly, Gail K. Naughton and John H. Weiland, whose terms expire at the Annual Meeting and who have been nominated for re-election at the Annual Meeting. T. Kevin Dunnigan, currently a Class III director, is not being nominated for re-election at the Annual Meeting because he has reached mandatory retirement age.

Upon election by the shareholders, directors serve for a three-year term and until their successors are elected and qualified. The three nominees must receive a majority of the votes cast to be elected. A majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee, with votes “withheld” from a nominee counted as a vote against that individual.

Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” As a result, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. The Board of Directors will then act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote. In the event that the Board of Directors accepts the resignation, the Board of Directors may decrease the number of directors, fill the vacancy or take other appropriate action. See “Corporate Governance – The Board of Directors and Committees of the Board – Governance Committee – Director Resignation Policy.”

If the enclosed proxy card or voting instruction form is properly executed and received in time for the Annual Meeting, it is the intention of the persons named as proxies to vote the shares represented thereby for the persons nominated for election as directors, unless authority to vote shall have been withheld. If your shares are not registered in your name, please follow the directions you receive from the shareholder(s) of record (your bank, broker or other nominee), so that your shares are voted in accordance with your intent. The ability of brokers to exercise discretionary voting in uncontested director elections has been eliminated, which means that your broker may not vote your shares for the election of directors at the Annual Meeting unless you inform the broker how you want your shares voted. In the event that any nominee is unable to serve as a director, the accompanying proxy card will be voted for such other person or persons as may be nominated by our Board of Directors. We have no reason to believe that any nominee will be unable to serve.

Set forth below are the names, principal occupations and directorships with public companies, in each case, for the past five years, ages of the directors and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s experience, qualifications, attributes and/or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Nominees for Re-election as Class III Directors

(Terms to Expire in 2014)

John C. Kelly

Former Senior Vice President, Finance of Pfizer Inc. (pharmaceutical products) from October 2009 to February 2010, having been Vice President and Controller of Wyeth (pharmaceutical and healthcare products) since March 2008. Mr. Kelly held various other positions, including Vice President, Finance Operations, since joining Wyeth in 2002; age 68. Mr. Kelly has been a director of C. R. Bard since October 2009 and is a member of the Audit Committee and Finance Committee.

Mr. Kelly has been nominated to serve an additional term as a director as result of over 40 years of experience in accounting and finance, as well as his background in healthcare. Prior to joining Wyeth (and then Pfizer), where he handled a wide range of assignments in finance, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. He earned both his B.S. in business administration and M.B.A. in international finance from Seton Hall University.

Gail K. Naughton, Ph.D.

Dean, College of Business Administration, San Diego State University since August 2002, and Chairman and Chief Executive Officer of Histogen, Inc. (regenerative medicine) since June 2007, having been Vice Chairman of Advanced Tissue Sciences, Inc. (ATS) (human-based tissue engineering) from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000 and co-founder and director since inception in 1991; age 55. Dr. Naughton has announced her intention to retire in 2011 as Dean, College of Business Administration, San Diego State University. In March 2003, ATS liquidated pursuant to an order of the United States Bankruptcy Court for the Southern District of California, following the filing of a voluntary petition under Chapter 11 in October 2002. Dr. Naughton has been a director of C. R. Bard since July 2004 and is a member of the Governance Committee, Regulatory Compliance Committee, and Science and Technology Committee. She is also a director of Celera Corporation. Dr. Naughton was formerly a director of SYS Technologies, Inc.

Dr. Naughton has been nominated to serve an additional term as a director because of the breadth of her life sciences industry knowledge and experience, including her experience as Chairman and Chief Executive Officer of Histogen, Inc. Dr. Naughton was the first woman to be awarded the National Inventor of the Year award by The Intellectual Property Owners Association. She has conducted extensive research, authored numerous scientific publications and holds more than 75 U.S. and foreign patents. Dr. Naughton has also built a distinguished academic career, including serving as the Dean of the College of Business Administration, San Diego State University and on the boards of several academic institutions, non-profit organizations and foundations. Dr. Naughton earned a B.S. from St. Francis College, Brooklyn, New York, and both an M.S. in Histology and a Ph.D. in Hematology from New York University Medical Center. She also holds an M.B.A. in Executive Management from the Anderson School at the University of California, Los Angeles.

John H. Weiland

President and Chief Operating Officer of C. R. Bard since August 2003, having been Group President from April 1997 to August 2003 and Group Vice President from March 1996 to April 1997; age 55. Mr. Weiland joined C. R. Bard from Dentsply International, where he was a Senior Vice President, in March 1996. Mr. Weiland has been a director of C. R. Bard since April 2005. He is also a director of West Pharmaceutical Services, Inc.

Mr. Weiland has been nominated to serve an additional term as a director as a result of his extensive knowledge and experience in the medical device industry, his prior service on the Board of C. R. Bard, and 15 years of experience in various leadership capacities at our company. Mr. Weiland joined C. R. Bard in 1996 as Group Vice President and was promoted to Group President in 1997, with responsibility for C. R. Bard’s Surgical, Urological, and Endoscopic Technology businesses, and its worldwide manufacturing operations. He was promoted to President and Chief Operating Officer in August, 2003. Mr. Weiland also held senior management positions at Dentsply International, American Hospital Supply and Baxter Healthcare. In 1987, he was named a White House Fellow and served as a Special Assistant to two members of President Reagan’s cabinet. Mr. Weiland received a B.S. in Biology from DeSales University and an M.B.A from New York University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL DIRECTOR NOMINEES.

Other Directors of the Company Class I Directors (Terms Expire in 2012)

Marc C. Breslawsky

Retired Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions) having been Chairman and Chief Executive Officer from December 2001 to December 2005, President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994; age 68. Mr. Breslawsky has been a director of C. R. Bard since June 1996 and is a member of the Audit Committee, Finance Committee, and Science and Technology Committee. He is also a director of The Brink’s Company. Mr. Breslawsky was formerly a director of Océ-USA Holding, Inc. and UIL Holdings Corporation.

Mr. Breslawsky is qualified to serve as a director as a result of his significant leadership experience in management, sales, finance and accounting for public companies, including his experience as Chairman and Chief Executive Officer of Imagistics International Inc., as well as his prior service on C. R. Bard’s Board, and experience on both the executive and finance committees of other large public companies. He received his B.A. from New York University and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants.

Herbert L. Henkel

Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company. Mr. Henkel served as Chairman from February 2010 to June 2010, having been Chairman and Chief Executive Officer from May 2000 to February 2010, President and Chief Executive Officer from October 1999 to May 2000 and President and Chief Operating Officer from April to October 1999; President and Chief Operating Officer of Textron, Inc. from 1998 to 1999, having been President of Textron Industrial Products from 1995 to 1998; age 62. Mr. Henkel has been a director of C. R. Bard since April 2002 and is a member of the Compensation Committee, Executive Committee, Finance Committee and Governance Committee. He is also a director of 3M Company and Visteon Corporation. Mr. Henkel was formerly a director of AT&T Corporation.

Mr. Henkel is qualified to serve as a director as a result of the breadth and significance of his experience in management, sales and marketing, as well as research and technical operations for global companies in a variety of industries. This experience includes his service as the Chairman and Chief Executive Officer of Ingersoll-Rand Company, a global diversified industrial company, as well as his prior service on our Board and experience on the audit, governance and nominating committees of other large public companies. He holds both a B.S. and an M.S. in engineering from Polytechnic University of New York, as well as an M.B.A. from Pace University, New York.

Tommy G. Thompson

Former U.S. Department of Health and Human Services Secretary from January 2001 to January 2005, having been Governor of Wisconsin from November 1986 to January 2001; age 69. Mr. Thompson has been a partner in the Akin Gump Strauss Hauer & Feld LLP law firm since March 2005, served as Independent Chairman of the Deloitte Center for Health Solutions from March 2005 to May 2009. Mr. Thompson has been Chairman of the Board of Logistics Health, Inc. since January 2011, having been President from February 2005 to January 2011. Mr. Thompson has been a director of C. R. Bard since August 2005 and is a member of the Governance Committee, Regulatory Compliance Committee, and Science and Technology Committee. He is also a director of CareView Communications, Inc., Centene Corporation and United Therapeutics Corporation. Mr. Thompson was formerly a director of AGA Medical Corporation, CNS Response, Inc., PURE Bioscience, SpectraScience, Inc., VeriChip Corporation and Voyager Pharmaceutical Corporation.

Mr. Thompson is qualified to serve as a director as a result of his significant experience in the healthcare industry both as a public official and in the private sector. As Secretary of the Department of Health and Human Services, he oversaw the principal public agency for protecting the health of Americans and providing essential human services through its eleven divisions, including the U.S. Food and Drug Administration, the Office of Inspector General, the Center for Medicare and Medicaid Services, and the Center for Disease Control and Prevention. His experience also includes his service as Chairman of the Board and President of Logistics Health, Inc., which provides third party administrative support to public and private employers requiring occupational medical services. He is a recipient of the prestigious Horatio Alger Award. Mr. Thompson received both his B.S. and his J.D. from the University of Wisconsin-Madison. He is a member of the District of Columbia and Wisconsin bars.

Timothy M. Ring

Chairman and Chief Executive Officer of C. R. Bard since August 2003, having been Group President from April 1997 to August 2003, Group Vice President from December 1993 to April 1997 and Vice President-Human Resources from June 1992 to December 1993; age 53. Mr. Ring has been a director of C. R. Bard since August 2003 and is a member of the Executive Committee. Mr. Ring was formerly a director of CIT Group Inc.

Mr. Ring is qualified to serve as a director due to his prior service on our Board and nearly 19 years of experience in various leadership capacities at C. R. Bard, including as the Company’s Chairman and Chief Executive Officer. He was previously responsible for the Company’s global Vascular and Specialty Access businesses. He has been instrumental in developing and implementing C. R. Bard’s current strategic direction. Prior to joining the Company, he gained valuable experience in leadership roles at Abbott Laboratories in both human resources and general management. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. He holds a B.S. in Industrial and Labor Relations from Cornell University.

Class II Directors

(Terms Expire in 2013)

David M. Barrett, M.D.

Retired President and Chief Executive Officer of Lahey Clinic (a nonprofit, multispeciality healthcare organization). Dr. Barrett served as President and CEO from September 1999 to November 2010 and as a member of its Board of Trustees and Chair of the Board of Governors from September 1999 to November 2010, having been Chair of the Department of Urology of Mayo Clinic, Vice Chair of the Board of Governors, Trustee of the Mayo Foundation and a member of its Executive Committee since 1975; age 68. Dr. Barrett is also Professor of Urology, Tufts University School of Medicine. Dr. Barrett has been a director of C. R. Bard since June 2009 and is a member of the Regulatory Compliance Committee, and Science and Technology Committee.

Dr. Barrett is qualified to serve as a director as a result of, among other things, the breadth of healthcare experience that he brings to C. R. Bard. As President and Chief Executive Officer of Lahey Clinic, Dr. Barrett oversaw one of the largest healthcare systems in New England. In addition, before joining Lahey Clinic in September 1999, he had a distinguished career as a physician, teacher and administrator at Mayo Clinic. Dr. Barrett is an authority on urologic oncology, urinary incontinence, bladder reconstruction and genitourinary prostheses. Dr. Barrett received his B.A. from Albion College and his M.D. from Wayne State University School of Medicine.

Theodore E. Martin

Retired President and Chief Executive Officer of Barnes Group Inc. since December 1998, having been President and Chief Executive Officer from 1995 to 1998 and Group Vice President from 1990 to 1995; age 71. Mr. Martin has been a director of C. R. Bard since October 2003 and is a member of the Audit Committee, Compensation Committee, Regulatory Compliance Committee, and Science and Technology Committee. He is also a director of Ingersoll-Rand Company. Mr. Martin was formerly a director of Applera Corporation and Unisys Corporation.

Mr. Martin is qualified to serve as a director as a result of over 30 years of experience, including as a senior executive officer and a director at other large public companies, and as a member of C. R. Bard’s Board. This experience includes his service as the President and Chief Executive Officer of Barnes Group Inc., a manufacturer of precision metal parts and a distributor of industrial supplies. He holds a B.A. from Syracuse University and an M.B.A. from the University of Hawaii.

Anthony Welters

Executive Vice President, UnitedHealth Group since December 2006, and President, Public and Senior Markets Group since September 2007, having been President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, and Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989; age 56. Mr. Welters has been a director of C. R. Bard since February 1999 and is a member of the Compensation Committee, Governance Committee and Regulatory Compliance Committee. He is also a director of West Pharmaceutical Services, Inc. and Qwest Communications International, Inc.

Mr. Welters is qualified to serve as a director as a result of over 20 years of experience in the healthcare industry and his prior service on C. R. Bard’s Board. This experience includes his service as Executive Vice President of UnitedHealth Group, a health and well-being company, which designs products, provides services and applies technologies designed to improve access to health and well-being services. He is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association. He also serves as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta. Mr. Welters holds a J.D. from New York University School of Law and a B.A. from Manhattanville College.

Tony L. White

Retired Chairman, President and Chief Executive Officer of Applied Biosystems, Inc. (formerly Applera Corporation) since November 2008, having been Chairman, President and Chief Executive Officer since September 1995; age 64. Mr. White has been a director of C. R. Bard since July 1996 and is a member of the Compensation Committee, Executive Committee and Governance Committee. He is also a director of CVS Caremark Corporation and Ingersoll-Rand Company. Mr. White was formerly a director of AT&T Corporation.

Mr. White is qualified to serve as a director as a result of his significant experience in the life sciences industry. His experience includes his service as Chairman, President and Chief Executive Officer of Applied Biosystems, Inc., a life sciences and products company, as well as his prior service on C. R. Bard’s Board and experience on both the executive and compensation committees of other large public companies. He also held a number of management positions both in the United States and internationally during a 26-year career at Baxter International, Inc. Mr. White received his B.A. from Western Carolina University.

Retiring Director

The Company wishes to acknowledge with gratitude T. Kevin Dunnigan’s many years of service on our Board. Mr. Dunnigan is not being nominated for re-election to the Board of Directors at the Annual Meeting because he has reached mandatory retirement age.

T. Kevin Dunnigan

Retired Chairman of Thomas & Betts Corporation (electrical connectors and components) since December 2005, having been Chairman from January 2004 to December 2005, having been a director since 1975 and having been Chairman, President and Chief Executive Officer from October 2000 to January 2004, Chairman from 1992 to May 2000, Chief Executive Officer from 1985 to 1997 and President from 1980 to 1994; age 73. Mr. Dunnigan has been a director of C. R. Bard since December 1994 and is a member of the Audit Committee, Executive Committee and Finance Committee. Mr. Dunnigan was formerly a director of Deere & Company and Imagistics International Inc.

CORPORATE GOVERNANCE

Director Independence

The NYSE listing standards require that a majority of our Board of Directors be independent. No director qualifies as independent unless our Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In accordance with the NYSE listing standards, our Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on our website at www.crbard.com. The Corporate Governance Guidelines contain categorical standards for director independence. These standards provide that the following relationships will not be considered a material relationship that would impair a director’s independence:

•

A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, C. R. Bard for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues; or

•

A director who serves, or whose immediate family member serves, as an executive officer, director, trustee or employee of a charitable organization and our discretionary charitable contributions to the organization are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the current members of the Board, other than Messrs. Ring and Weiland, are independent under the NYSE listing standards and satisfy our categorical standards. In making this determination, the Board considered ordinary course, arm’s-length commercial transactions with companies for which Messrs. Breslawsky, Martin, Welters and White served as a director, with companies for which Dr. Barrett and Mr. Henkel served as a director and/or an executive officer, and for which Messrs. Kelly and Welters served as an executive officer. In each case, the amount of the transactions with these companies was below the thresholds set forth in the NYSE listing standards and in the categorical standards in our Corporate Governance Guidelines.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Audit Committee, Compensation Committee and Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder applicable to audit committee independence.

We have also adopted a Business Ethics Policy that is available on our website at www.crbard.com.

The Board of Directors and Committees of the Board

The Board of Directors held six meetings in 2010. During 2010, each director attended more than 75% of all meetings of the Board of Directors and Committees on which he or she served.

Director Attendance at Annual Meetings

We encourage all of the directors to attend the annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of shareholders. Each member of the Board of Directors attended the 2010 Annual Meeting of Shareholders.

Board Committees

The Board of Directors had the following standing committees in 2010: an Audit Committee, a Compensation Committee, a Governance Committee, a Regulatory Compliance Committee, a Science and Technology Committee, a Finance Committee and an Executive Committee.

The following table names the directors and identifies the Committees on which they presently serve:

Director	Audit	Compensation	Finance	Governance	Regulatory Compliance	Science & Technology	Executive
David M. Barrett					X	X
Marc C. Breslawsky	X		C			X
T. Kevin Dunnigan*	X		X				X
Herbert L. Henkel		X	X	C			X
John C. Kelly	C		X
Theodore E. Martin	X	X			X	C
Gail K. Naughton, Ph. D.				X	X	X
Timothy M. Ring							C
Tommy G. Thompson				X	X	X
John H. Weiland
Anthony Welters		X		X	C
Tony L. White		C		X			X

“C” indicates Committee Chair.

*	Mr. Dunnigan is not being nominated for re-election at the 2011 Annual Meeting of Shareholders because he has reached mandatory retirement age. He served as chair of the Audit Committee in 2010. See discussion of the Audit Committee below.

Audit Committee

The Audit Committee met six times during 2010. As chair of the Audit Committee in 2010, Mr. Dunnigan also conducted several interim meetings with management to review our quarterly earnings press releases and filings relating to certain of our benefit plans. In February 2011, Mr. Kelly was appointed chair of the Audit Committee. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the rules and regulations adopted by the SEC. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Audit Committee are to:

•	appoint, determine the compensation of, terminate and oversee the work of our independent registered public accounting firm;

•	approve in advance all audit and non-audit services provided by our independent registered public accounting firm;

•

review with management and our independent registered public accounting firm, prior to public dissemination, our earnings press releases and annual and quarterly financial statements, including disclosure contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	review, in consultation with our independent registered public accounting firm, management and our internal auditors, our financial reporting processes, including internal controls;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•

report regularly to the full Board of Directors, including with respect to any issues that arise regarding the quality or integrity of our financial statements, the performance and independence of our independent registered public accounting firm or the performance of our internal audit function.

Compensation Committee

The Compensation Committee met seven times during 2010. Each member of the Compensation Committee must be determined by the Board of Directors to be an independent, non-employee and outside director under the rules of the NYSE and Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. In 2010, the Board of Directors determined that all members of the Compensation Committee met these requirements. Except for the standard compensation received in connection with service on the Board of Directors and its committees, the members of the Compensation Committee are not eligible to participate in any of our compensation plans or programs that they administer. The Compensation Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Compensation Committee are to:

•	establish and review our overall compensation philosophy;

•	review and approve corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation;

•

evaluate the performance of the CEO and, with the assistance of the CEO, the performance of our other executive officers, and determine and approve the annual salary, bonus, equity-based incentives and other benefits and perquisites of the CEO and our other executive officers;

•	periodically review compensation programs and policies;

•	review, monitor and approve equity-based compensation plans;

•	produce a report for inclusion in the annual proxy statement in accordance with applicable rules and regulations; and

•	report regularly to the full Board of Directors on compensation matters.

Executive Officer Compensation Process

The Compensation Committee generally fulfills certain of its key responsibilities at periodic meetings throughout the year. At its February meeting, the Committee typically approves the amount of the annual incentive bonus awards, if any, for the prior plan year under our Executive Bonus Plan, evaluates the CEO’s performance for the past year and establishes his goals for the current year, approves increases to base salaries for senior executives for the current year and establishes the performance targets for the current plan year under our Executive Bonus Plan. At its December meeting, the Committee approves annual equity awards under our 2003 Long Term Incentive Plan and reviews the budget for merit-based increases in base salaries that are made early in the following year.

The Compensation Committee has the authority to select and/or retain compensation consultants to assist in the evaluation of executive compensation. To obtain access to independent compensation data, analysis and advice, an independent compensation consultant, Pearl Meyer & Partners, was retained in 2010 on behalf of the Compensation Committee. A representative of the consultant attends Compensation Committee meetings as necessary. The principal projects assigned to the consultant include evaluation of the composition of the peer group of companies, evaluation of levels of executive compensation and certain perquisites as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs. Pearl Meyer & Partners does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

In making its executive compensation decisions, the Compensation Committee also receives recommendations from the CEO for all executive officers other than himself, as discussed in more detail in the Compensation Discussion and Analysis below. The CEO considers the compensation consultant’s reports in order to make base salary, annual bonus target and long-term incentive recommendations for the other named executive officers. He also regularly attends Compensation Committee meetings, although he is not present when the Committee discusses his compensation.

Although the Compensation Committee believes that input from the consultant and management provides it with a useful perspective, the Committee makes the final decisions as to the compensation programs and levels for all executive officers. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so in 2010.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation Committee is or was formerly an officer or employee of C. R. Bard or had any relationship or related person transaction requiring disclosure under the rules of the SEC. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Governance Committee

The Governance Committee met four times during 2010. The Governance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Governance Committee, which also serves the nominating committee role, are to:

•

identify individuals qualified to become directors and select, or recommend that the Board of Directors select, the candidates for director to be elected by the Board or by the shareholders at an annual or special meeting;

•	advise and make recommendations to the Board on all matters concerning Board procedures and directorship practices;

•	take a leadership role in shaping our corporate governance; and

•	consider and make recommendations to the Board of Directors regarding directors’ compensation and benefits.

Director Nomination Process

In considering possible candidates for director, the Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board of Directors. In addition, the Governance Committee seeks candidates who contribute knowledge, experience and skills in at least one of the following core competencies in order to promote a Board that, as a whole, possesses a good balance in these core competencies: accounting and finance, business judgment, management, industry knowledge, international markets, leadership and strategy/vision. In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to our Board matters; and no conflict of interest that would interfere with performance as a director. The Governance Committee also takes into account the core competencies of incumbent directors with a particular focus on their individual professional backgrounds, with the goal of ensuring diversity in the skill sets and applicable professional experience of directors, while promoting balanced perspectives of the Board as a whole.

In the case of incumbent directors whose terms of office are set to expire, the Governance Committee considers these directors’ overall service to us during their term, including attendance at meetings, level of participation and quality of performance. In the case of new director candidates, the Governance Committee compiles a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in identifying potential candidates. The Governance Committee then meets to discuss and consider candidates’ qualifications and independence and solicits input from other directors. One or more of the directors will discuss the position with those prospective candidates who appear likely to be able to fill a significant need of the Board of Directors and satisfy the criteria described above. If there appears to be sufficient interest, an in-person meeting will be arranged. If the Governance Committee, based on the results of these contacts, believes it has identified a viable candidate, it will discuss the matter with the full Board of Directors.

Shareholders may recommend director candidates for consideration by the Governance Committee. Recommendations should be submitted to our Secretary at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary. The Governance Committee will evaluate shareholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means. The shareholder making the recommendation should provide to the Governance Committee his or her name and address, that shareholder’s ownership of our common stock, a brief biography of the candidate, the candidate’s share ownership and any other information requested by the Governance Committee. See “Proposals of Shareholders” below for the notice and deadline requirements for shareholder recommendations.

Director Resignation Policy

Directors must be elected by the affirmative vote of a majority of the votes cast in an uncontested election. Under New Jersey law, a director’s term extends until his or her successor is elected and qualified. This is referred to as the “director holdover rule.” Consequently, an incumbent director who is not re-elected because he or she does not receive a majority of the votes cast would nonetheless continue in office because no successor has been elected. To address this situation, we adopted a policy, which is included in our Corporate Governance Guidelines, that requires any incumbent director nominee who receives less than a majority of the votes cast in an uncontested election to tender his or her resignation promptly. Our Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept it. In making their determinations, the Governance Committee and the Board may consider any factors or other information that they consider appropriate and relevant. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release or filing with the SEC. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote and in the event that the Board of Directors accepts the resignation, the Board may decrease the number of directors, fill the vacancy, or take other appropriate action.

Any director who tenders his or her resignation pursuant to the policy will not participate in the Governance Committee’s recommendation or Board of Directors action regarding whether to accept the resignation offer. However, if each member of the Governance Committee did not receive a majority vote at the same election, then the remaining independent directors who did receive a majority vote will consider the resignation offers to determine whether to accept them. A director whose resignation is not accepted by the Board will continue to serve until the next annual meeting at which he or she is up for election or until his or her earlier resignation or removal.

Director Compensation Process

The Governance Committee typically conducts an analysis of director compensation each year at its meeting held in October. The Governance Committee reviews survey data that is compiled by management from several independent sources in an effort to compare the amount and types of compensation offered by us against that of other companies and establishes an overall aggregate range of targeted compensation for non-employee directors. The survey data includes information from companies in healthcare and other industries. Among other factors, the Governance Committee considers the aggregate value of all forms of director compensation and the mix of compensation provided in the form of cash versus non-cash compensation, such as equity awards. In general, changes in director compensation are made by the Board of Directors upon the recommendation of the Governance Committee. The Governance Committee has discretion, under our 2005 Directors’ Stock Award Plan, to make stock or option awards in addition to those that are specifically called for in the plan. A description of the various elements of compensation provided to non-employee directors is set forth below under the heading “Director Compensation.” Directors who are also our employees do not receive additional compensation for their services as directors of the Company. The Governance Committee has authority under its charter to delegate its responsibilities to a subcommittee, but did not do so in 2010.

Leadership Structure

Our Chief Executive Officer, Mr. Ring, also serves as the Chairman of the Board of Directors. The Board of Directors believes that the decision as to who should serve as Chairman, and whether that office should be combined with the Chief Executive Officer role, belongs to the Board of Directors. Our directors possess significant experience and are in the best position to assess the structure of the Board of Directors and its committees, which includes matching the capabilities and expertise of each individual to their roles. The Board also believes in the importance of maintaining a strongly independent Board of Directors. The Board believes that its current structure ensures independent oversight.

The Board of Directors believes that Mr. Ring is best-positioned, as the person responsible for the day-to-day operations of the business, to set the agenda and to identify and lead strategic discussions for the Company. The Board also believes that it is important to employ certain safeguards to ensure that the Board of Directors fulfills its duty to shareholders and to protect the interests of our shareholders. Accordingly, the Corporate Governance Guidelines require that the Board make its own determination of what leadership structure works best for the Company and retains the ability to separate the roles of Chief Executive Officer and Chairman of the Board.

In conjunction with the Board of Directors, the Governance Committee considers the appointment of an independent lead director if the position of Chairman of the Board is held by the CEO or another non-independent director. In order to ensure that the independent directors continue to play a leading role in the Company’s governance, in December 2010, the Board of Directors established the position of a lead director. Mr. Henkel was elected by the independent directors to serve a one year term as lead director. The duties of the lead director include: chairing the meetings of the independent directors when the chairman is not present; working with the CEO to develop the board and committee agendas and approve the final agendas; ensuring full participation and engagement of all board members in deliberations; leading the board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal; and counseling the CEO on issues of interest/concern to directors and encouraging all directors to engage with the CEO with their interests and concerns. See our Corporate Governance Guidelines for a more detailed description of the roles and responsibilities of the lead director, which are available on our website at www.crbard.com.

The Board of Directors has also appointed an independent (non-employee) director as the Chairman of each Committee of the Board. The Chairmen of the Audit Committee, the Compensation Committee and the Governance Committee, as appropriate, consult with management in advance of meetings to discuss the agenda for Committee meetings as well as the materials intended for distribution and use at the meetings. Many actions, such as determining the compensation of our executive officers and approving the financial statements and filings with the Securities and Exchange Commission, are determined by committees of the Board comprised solely of independent directors.

In addition, our Corporate Governance Guidelines, which were adopted by the Board of Directors, mandates that the Board of Directors hold regular executive sessions of non-management directors without management present. These sessions are typically held following each meeting of the Board. In 2010, the presiding director of these executive sessions was rotated among the independent directors. In 2011, the lead director will preside. The Chairman and the presiding director review the proposed agenda in advance of each meeting of the Board of Directors. This format ensures that the Board considers issues independently outside the presence of management.

Regulatory Compliance Committee

The Regulatory Compliance Committee met four times during 2010. The Regulatory Compliance Committee operates under a written charter that is available on our website at www.crbard.com.

The principal functions of the Regulatory Compliance Committee are to:

•

oversee our compliance with laws, regulations (including reviewing quality assurance requirements and matters) and standards of conduct administered by, and commitments to, regulatory agencies worldwide with jurisdiction over us and our products; and

•	oversee our compliance program, including by recommending or approving revisions to our policies, procedures and administration of our compliance program.

Science and Technology Committee

The Science and Technology Committee met twice during 2010. The principal function of the Science and Technology Committee is to review and make recommendations on our science and technology portfolio and strategies.

Finance Committee

The Finance Committee met twice during 2010. The principal functions of the Finance Committee are to review certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs, and investment and borrowing programs.

Executive Committee

The Executive Committee did not meet in 2010. The Executive Committee has all of the authority of the Board of Directors, except as limited by law or rule, or NYSE listing standards.

Executive Sessions of Independent Directors

The independent directors hold regular executive sessions without management present. In 2010, the presiding director of these executive sessions rotated among the independent directors. In 2011, the lead director will preside.

Communications with the Board of Directors

Shareholders and other interested parties may communicate directly with the Board of Directors, including the independent members of the Board and the Audit Committee members. The process for doing so is described on our website at www.crbard.com on the “Contacts” page.

Board Oversight of Risk Management

The Board of Directors plays an important role in the oversight of risk for the Company, with the primary responsibility for managing risk at the Company resting with senior management. The Board and committee meeting process is designed to ensure that key risks are reviewed at Board and committee meetings. At each meeting of the Board, directors are informed of and review, as appropriate, various areas of risk including those associated with operational matters (such as issues impacting the Company’s facilities or manufacturing plants), finance, regulatory and product quality issues, and legal proceedings, among others. For example, while our General Counsel is primarily responsible for managing legal proceedings, he provides the Board with regular updates on significant developments in these proceedings. As another example, the Company’s Risk Management function establishes and maintains the Company’s insurance programs, and, as necessary, reviews insurance-related risks typically with the Finance Committee or full Board.

Certain Board committees also serve an important role in risk oversight. Specifically, the Company’s internal audit function periodically reports to the Audit Committee on management’s process for identifying and evaluating both company-wide and financial risks. As part of this review, the internal audit function presents key risks for the Company, indicates the Board committee or functional area within the Company responsible for identifying and managing the risk, and, with respect to financial risks, summarizes the planned measures to address and/or reduce these risks through targeted actions.

The Board’s Regulatory Compliance Committee oversees the Company’s compliance with laws, regulations and standards of conduct administered by regulatory agencies worldwide with jurisdiction over the Company and our products. The Regulatory Compliance Committee regularly reviews quality and regulatory matters with members of our senior management. These reviews generally include discussion of the risks associated with particular matters and management’s plans to mitigate these risks.

Other committees also play a role in risk oversight. For instance, the Finance Committee periodically reviews with management certain financial matters, including our dividend policy, share repurchase authorizations, capital structure, financial hedging programs and the Company’s investment and borrowing decisions.

Insider Trading Policy

The Company maintains an insider trading policy that provides that the Company’s employees may not: buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; disclose our material non-public information to any unauthorized persons outside of the Company; or engage in short-term transactions involving the Company’s securities such as trading in or writing options (other than options granted under the Company’s incentive plans), arbitrage trading or “day trading.” The Company applies this policy to its directors as well.

The Company also maintains a separate policy that restricts trading in Company securities for a limited group of Company employees (including executive officers) and directors to defined window periods that follow our quarterly earnings releases. Under that policy, executives are permitted to enter into Rule 10b5-1 trading plans during open window periods.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our Pay for Performance Approach

Our executive compensation program reflects our core philosophy of paying for performance. For each of our named executive officers, 100% of annual bonus and long-term equity-based compensation opportunities for 2010 and historically were directly linked to the achievement of performance goals through contingent or accelerated vesting. In addition, performance-based pay comprised approximately 70% of the 2010 total compensation for the named executive officers as a group. To ensure that our named executive officers’ interests are aligned with those of our shareholders, on average 57% of 2010 total compensation was equity-based. Our stock ownership guidelines reinforce this alignment.

Key Compensation Decisions for 2010

•

Base Salary. We implemented salary increases based upon a 2% merit budget, which was below market levels for 2010. Additionally, the Committee agreed with the decision of three of our named executive officers, Messrs Ring (Chief Executive Officer), Weiland (Chief Operating Officer) and Schermerhorn (Chief Financial Officer), to each voluntarily forego a merit increase for 2010.

•

Annual Incentives. In fiscal year 2010, we achieved another year of solid growth in a challenging environment. We met or exceeded our corporate financial goals of earnings per share, sales, cash flow and return on equity under our annual bonus plan and, as a result, the 2010 corporate bonus performance achievement level was 100.6% of target.

•

Long-Term Incentives. Based on our earnings per share growth over the eight consecutive quarters ended June 30, 2010, we achieved the performance-based accelerated vesting of stock options granted on July 9, 2008. We also achieved the performance vesting of performance-contingent restricted stock and accelerated vesting of stock options, in each case granted on December 9, 2009, based on our earnings per share growth over the four consecutive quarters ended September 30, 2010.

Compensation Program Review and Assessment

In 2010, the Compensation Committee asked its independent consultant, Pearl Meyer & Partners, to assist with an overall review and assessment of the Company’s pay programs for alignment with our peer group and to identify opportunities for improvement. As a result of the analysis, the Committee and the consultant concluded that the Company’s pay programs are supportive of our business strategy and consistent with market practice. As such, the Committee made no structural modifications to the key elements of compensation provided to our executive officers in 2010.

While maintaining our core program, the Committee and management decided to eliminate certain elements of our program to better align with current compensation governance practices. As a result, the Committee approved the following changes to our executive compensation program:

•	Eliminated “walk-away rights” and excise tax gross-up payments in new change of control agreements;

•	Eliminated tax gross-up payments on Company cars;

•	Eliminated LSARs from new stock option grants;

•	Eliminated payment of dividends prospectively on performance-contingent shares for named executive officers and other senior executive officers, in favor of accrual; and

•	Eliminated many company-provided perquisites in favor of a perquisite allowance.

In addition to the overall review and assessment described above, the Compensation Committee evaluated and established 2010 executive pay levels in the context of Company and individual performance for 2009 and

2010, competitive benchmarking and the impact of the global economic environment. The following discussion and analysis provides the background and context of the various compensation actions and decisions made during 2010.

General Compensation Philosophy and Procedures

Objectives

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. The Compensation Committee, or the “Committee,” has designed and administered our executive compensation program with the following objectives in mind:

•

Compensation is performance-based: A substantial portion of the total compensation opportunity should be variable and dependent upon our operating and financial performance against pre-established goals approved annually by the Committee;

•

Compensation is aligned with shareholder interests: The program should align the interests of executives with the long-term interests of our shareholders by encouraging ownership of our stock and providing other performance-based incentives to maximize shareholder value;

•	Compensation supports our business strategy: Our compensation program should reinforce our underlying business strategy and objectives by rewarding successful achievement of these business goals;

•

Compensation opportunities are market competitive: Our compensation program should attract and reward experienced executives who are proven managers and consistently deliver operational and financial results; and

•

Compensation promotes the retention of key executive officers: Our compensation program should retain key executives to facilitate effective succession and the growth and development of individuals who are key to our succession plan.

We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Target Compensation

As a result of the competitive environment discussed above, market practices greatly influence our executive compensation programs. When making annual compensation decisions, the Compensation Committee reviews annual market data analyses prepared by its compensation consultant. For our named executive officers, we generally target compensation opportunities for cash and equity-based compensation between the 50th and 75th percentile of the market. This approach enables us to attract and retain the level of qualified executive talent necessary to deliver sustained performance in a complex, global, medical device organization. We view this target range of compensation as a guideline, not a rule, in setting and adjusting our compensation programs. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. In addition, the position of each particular executive with respect to the targeted range may vary based on changes in the market, the executive’s salary increases, annual bonuses and the value of the executive’s equity plan grants. These factors are driven by attainment of the individual and corporate financial goals described below, as well as the performance of our stock.

The Committee also considered the gap between Mr. Ring’s total compensation opportunity and the total compensation opportunity of the other named executive officers. The consultant’s compensation benchmarking report provided in October 2010 concluded that Mr. Ring’s compensation is less than three times the median compensation of the other named executive officers, and that this multiple is below the peer group 50th percentile.

Compensation Benchmarking

The Compensation Committee reviews the compensation paid for similar positions at other companies within a designated peer group as one step in the process of setting the compensation levels for our named executive officers. Each year, the compensation consultant is requested to review our named executive officers’ base salary, total cash compensation, long-term incentive compensation and target compensation in relation to the peer group, using compensation market data obtained from proxy statements filed by the peer group companies and from compensation survey information that the consultant gathered and evaluated. The Committee reviews the consultant’s reports and peer group comparisons.

Given the rapidly changing and competitive environment of the medical device industry, the Committee periodically reviews the composition of the peer group and considers whether modifications are appropriate. In 2010, the Compensation Committee determined that the composition of comparator companies generally remained relevant and appropriate, with some modifications from the prior year. Specifically, four companies were removed based upon industry consolidation and a re-evaluation of industry alignment, and Hologic, Inc., Hospira, Inc., Resmed, Inc. and Teleflex Incorporated were added. The selected peer group companies are companies in the healthcare industry that fall within a reasonable range (both above and below us) of comparison factors such as revenue, market capitalization and net income, and/or that we compete with for executive talent, and whose products we compete with in the marketplace.

The following companies comprise the peer group:

Baxter International Inc.	Hologic, Inc.	St. Jude Medical, Inc.
Beckman Coulter, Inc.	Hospira, Inc.	Stryker Corporation
Becton Dickinson and Company, Inc.	Invacare Corporation	Teleflex Incorporated
Bio-Rad Laboratories, Inc.	Life Technologies Corp.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Medtronic, Inc.	Varian Medical Systems, Inc.
Covidien Ltd.	Resmed, Inc.	Waters Corporation
Edwards Lifesciences Corporation	STERIS Corporation	Zimmer Holdings, Inc.

Annual Pay-for-Performance Analysis

Consistent with our objectives, pay-for-performance represents a significant criteria used in the development of our executive compensation program. The Compensation Committee structures our executive pay so that a substantial portion of the total compensation opportunity consists of variable compensation and is dependent upon our operational, financial and stock performance.

For 2010, Mr. Ring’s performance-based pay comprised approximately 78% of his total compensation as shown in the Summary Compensation Table. As shown below, for the named executive officers as a group, performance-based pay for 2010 comprised an average of approximately 70% of the total compensation as shown in the Summary Compensation Table.

In October 2010, the Committee reviewed a historical pay-for-performance analysis conducted by the compensation consultant to evaluate the alignment of pay to performance at the Company versus the peer group for 2009 and for the three-year period from 2007 through 2009. The analysis considered how each of the following compared with our peer group:

•

the Company’s relative one-year and three-year performance using operational and shareholder performance metrics, specifically earnings per share growth, sales growth, cash flow growth, return on equity and total shareholder return;

•	the short-term alignment comparing our executives’ 2009 annual bonus payouts and the Company’s one-year relative performance; and

•	the long-term alignment comparing our executives’ potential long-term incentive compensation for the three-year period from 2007 through 2009 and the Company’s three-year relative performance.

The analysis concluded that our executives’ short-term pay for 2009 and long-term pay for the three-year period from 2007 through 2009 was in alignment with our performance and indicative of the performance orientation of the Company’s compensation programs with aggressive goals and more weight on variable pay. The analysis also reflected our strong overall performance compared to the peer group for 2009 and over the three-year period.

Key Performance Targets

As in past years, the Committee selected earnings per share as the key financial metric for the determination of performance-based pay for 2010. We continue to use earnings per share growth to measure performance because we believe that it provides the best indication of successful corporate performance over a full year in a manner that reflects both our interests and the interests of our shareholders, consistent with our compensation philosophy.

For incentive compensation purposes, earnings per share refers to our net income per diluted share as reported in our annual audited consolidated financial statements, but adjusted for certain pre-approved items that the Compensation Committee has determined impact the comparability of results between periods. These items typically reflect events of an unusual and/or infrequent nature, including: changes in tax laws and accounting rules or practices; severance and related costs related to reductions in force of over 100 employees; charges related to legal or regulatory proceedings exceeding $1 million; nonrecurring royalty or licensing payments by the Company over $1 million; dilution related to acquisitions, including purchased research and development charges; charges related to divestitures of a business, division or fixed assets; and charges related to impairments of assets made to adjust carrying value to fair value.

Based on a review with management and the full Board of Directors of the business plan and related assumptions and expectations regarding market conditions, in early 2010 the Compensation Committee set earnings per share growth of 9% as the primary target for 2010 under the Executive Bonus Plan. The Committee set the earnings per share growth target for the December 2010 annual grant of equity awards at 10% over the prior period. The incremental earnings per share impact of the Company’s notes offering and accelerated share repurchase transaction announced in December 2010 will be excluded from the determination of performance goal achievement with respect to the 2010 annual equity awards. The Committee set the earnings per share target level to provide a challenging but attainable performance goal for 2010 equity compensation. The target is the threshold for the named executive’s performance-contingent restricted stock grants to begin vesting, and for the accelerated three-year vesting schedule for their stock options to begin.

The Committee also set secondary targets for sales, cash flow from operations and return on equity as additional, but significantly less influential, objective criteria under which bonus payouts for 2010 under our Executive Bonus Plan would be determined. We chose these operational metrics as performance measures because we believe that they are strong indicators of the growth necessary to produce superior shareholder returns. If at least the target level earnings per share is achieved, the annual bonus awards for 2010 will then be increased based on our average percentage of achievement above our budgets for annual sales, cash flow from operations and return on equity. For our Group Vice Presidents with business unit responsibility that includes responsibility for regional or divisional revenue, the Committee also set business unit level sales and net income goals, along with specific secondary business goals. For our Group Vice President with business unit responsibility related to operations, the Committee also set business unit goals based upon an operation variance target. For these executives, half of the annual bonus award is based on their specific business unit goals. The performance targets and methodology for calculating the awards for 2010 under the Executive Bonus Plan are discussed in greater detail below under the heading “Elements of Executive Compensation – Cash Compensation – Annual Bonus Awards” and in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Individual Performance

In addition to market data and corporate performance, in making its decisions on executive compensation, the Compensation Committee considers the individual performance of our executive officers. At the beginning of each year, the Committee reviews and as necessary adjusts the key financial and non-financial goals under which it evaluates the Chief Executive Officer’s performance. For 2010, these goals included growth in sales and earnings, additional sales from new products and business development activities, enhanced sales execution and sales force retention, continued execution of a global product launch process and related growth in international sales, further implementation of an ethics/training compliance program globally, gross margin improvement, targeted improvement in medical device reports and customer complaint levels, and implementation of the Company’s quality assurance initiatives.

The goals of the other named executive officers in 2010 generally mirrored those of Mr. Ring, with Mr. Collins and Ms. Alterio also being assessed on the achievement of their respective business units against those goals, where applicable. Each year at the February Compensation Committee meeting, the Committee evaluates Mr. Ring’s performance, and Mr. Ring reports on his evaluation of the performance of the other named executive officers. Each executive officer receives an individual performance rating based on achievement against his or her goals and overall contribution to corporate performance, with the rating based upon an overall evaluation of the executive’s performance rather than a formula. The Committee then considers a combination of market data, corporate performance and individual performance ratings in evaluating base salary, annual bonus awards for the prior year, and bonus and equity targets for the current year, as described below. There is no pre-established weight assigned to these considerations.

Elements of Executive Compensation

The key elements of compensation for our executive officers are base salary, a performance-based annual incentive award paid in cash that we refer to as the executive’s annual bonus, annual equity awards, deferred compensation, retirement benefits, and certain other benefits and perquisites as described below. Although we have no formal policy for allocating between annual and long-term compensation, or between cash and non-cash compensation, the competitive ranges we have established tend to provide approximately 30% to 40% cash compensation and 60% to 70% equity compensation.

Cash Compensation

Cash compensation for our named executive officers consists of base salary and an annual bonus under our Executive Bonus Plan, which is described in detail in the narrative following the Summary Compensation Table below. The two components of cash compensation are integrally related because we use base salary to determine the executive’s target annual bonus award, expressed as a percentage of base salary.

As part of its process for determining base salary and corresponding target bonus levels, the Compensation Committee compares total cash compensation for our named executive officers to our peer group. In early 2010, the Compensation Committee reviewed the consultant’s benchmarking report to determine the competitive level of the named executive officers’ cash compensation. The consultant’s report indicated that, based on the most recently available data, Messrs. Ring and Collins and Ms. Alterio were within or below the 50th to 75th percentile range, and Mr. Schermerhorn was just above the range. With respect to Mr. Weiland, who was also above the range, both the consultant and the Committee noted the limitations in the peer group data due to the limited number of peer companies with a comparable role. Instead, the Committee focused on rewarding Mr. Weiland for his high level of individual performance and contribution to corporate performance in evaluating his 2010 cash compensation level.

Base Salary

Base salaries are an integral component of our total compensation program and help to attract and retain senior executives. Base salary is the only fixed component of compensation for our executives. We determine base salaries for our executive officers, including the named executive officers, by evaluating the competitive marketplace, the salaries of other C. R. Bard executives, and the scope of each executive’s responsibilities. The Compensation Committee also considers the recommendations of our Chief Executive Officer in reviewing and approving the base salaries of all other executive officers, including the other named executive officers. In formulating recommendations to the Committee, our Chief Executive Officer considers the consultant’s report together with the performance of the individual, our overall corporate performance and, as applicable, the performance of the individual’s business unit.

Consistent with our efforts implemented in 2009 to reduce our overall cost structure, the Compensation Committee agreed with the decision of Messrs. Ring, Weiland and Schermerhorn to each forego a merit increase for 2010. For Mr. Collins and Ms. Alterio, the compensation consultant suggested that the starting point for 2010 base salary increases should be commensurate with our broader Company-wide merit increase budget of 2.0%, noting that the Committee may consider greater increases for both high performance and the executive’s position of cash compensation relative to the market. The Committee then reviewed actual corporate and individual performance for 2009 as measured against our corporate performance goals and the executives’ annual performance goals set at the beginning of that year. The goals set in 2009 against which Mr. Ring and the other named executive officers were measured in determining base salary for 2010 included growth in sales and earnings, additional sales from new products and business development activities, enhanced sales execution and sales force retention, implementation of a global product launch process and related growth in international sales, further implementation of an ethics/training compliance program globally, gross margin improvement and targeted improvement in medical device reports, customer complaint levels and product quality.

The Compensation Committee approved a 2010 increase for Mr. Collins that reflected his overall performance against his goals for global operations, strong leadership of quality assurance initiatives and backorder management. Ms. Alterio’s increase reflected over-achievement of primary goals for growth markets, and the establishment of strategies and core improvements to underachieving markets. Increases for Mr. Collins and Ms. Alterio also reflected their base salary positions significantly below the 50th percentile of our peer group.

Following are the base salaries for the named executive officers effective March 1, 2010 as compared to the prior year:

Name	2009 Base Salary	2010 Base Salary	Percentage Increase
Timothy M. Ring	$1,050,000	$1,050,000	0%
John H. Weiland	$852,800	$852,800	0%
Todd C. Schermerhorn	$581,700	$581,700	0%
Timothy P. Collins	$414,000	$475,000	14.7%
Sharon M. Alterio	$420,000	$475,000	13.1%

Annual Bonus Awards

Our annual bonus opportunity is intended to incentivize the achievement of rigorous but realistic financial goals that drive annual performance. Each year at its February meeting, the Compensation Committee typically determines prior year bonus awards and establishes current year Company performance targets for the named executive officers under the Executive Bonus Plan. The amount of the annual bonus award for each executive is based upon the level of achievement of the pre-established objective performance criteria for the bonus year, which is determined formulaically, as well as individual performance assessments.

For 2010, the Committee made no changes from 2009 target bonus levels, setting 2010 bonus target levels as a percentage of base salary for the named executive officers as follows:

Name	Percentage of Base Salary
Timothy M. Ring	125%
John H. Weiland	100%
Todd C. Schermerhorn	90%
Timothy P. Collins	80%
Sharon M. Alterio	80%

In order to receive full payment of the annual bonus award, an executive must, at a minimum, receive a satisfactory individual performance rating. If the executive receives less than a satisfactory rating, the formula-based bonus payment may be reduced to reflect the level of individual performance. The Committee also has the discretion to reduce the bonus payout amounts based on any other factors the Committee determines to be appropriate. If the executive achieves better than a satisfactory rating, no additional compensation is added under the bonus formula because we believe that rewards for higher individual performance are adequately reflected in salary and equity decisions.

For the 2010 performance period under the Executive Bonus Plan, bonus awards were determined based upon the following achievement of our pre-established primary and secondary performance goals for 2010, as certified by the Compensation Committee.

		Percentage Achieved		Payout Level
Primary criteria:	EPS	99.8%		100%

Secondary criteria:	Sales	100%	}	100.6%
	Cash Flow	99.7%
	Return on Equity	102.1%

The corporate performance achievement for 2010 noted above resulted in annual bonus award payouts for Messrs. Ring, Weiland and Schermerhorn, and all employees with bonus awards based solely on those results, equal to 100.6% of their respective bonus targets.

The 2010 bonus opportunity for Mr. Collins and Ms. Alterio was based one-half on the above criteria, and one-half on each executive’s business unit criteria. For Mr. Collins, who manages global operations as well as our Bard Electrophysiology division, his business unit targets were based on the level of manufacturing variance favorability to budget for operations, and 10% growth in sales and 10% growth in net income for the division. Ms. Alterio manages our international businesses for which her 2010 business unit targets were set at 10% growth in sales and 10% growth in net income. These measures were chosen because they reflect the business unit growth drivers and ultimately directly impact overall corporate performance. The Committee also set secondary goals for the business unit portion of annual bonus opportunity for Mr. Collins and Ms. Alterio that have significantly less weight in determining the business unit portion of the annual bonus award, but could lower the incentive opportunity for either executive. These secondary goals for 2010 consisted of gross margin improvements for both executives along with a goal related to targeted improvements in quality for the division portion of Mr. Collins’s business unit, and a goal related to sales resulting from new product launches for Ms. Alterio’s business unit. Based upon the level of business unit achievement and the above corporate performance achievement, the 2010 bonus award for Mr. Collins was equal to 98.4% of base salary, and 64.9% of base salary for Ms. Alterio.

The annual bonus award earned in the 2010 plan year by each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. More details regarding the calculation of 2010 bonus awards are provided under the heading “Non-Equity Incentive Plan Compensation” in the narrative following the Summary Compensation Table.

2010 Long-Term Equity-Based Compensation

Performance-Contingent Restricted Stock and Stock Options

For the named executive officers, our long-term incentive program includes annual grants of stock options and performance-contingent restricted stock. All grants of equity are made under our 2003 Long Term Incentive Plan, and are described in detail below in the narrative following the Summary Compensation Table. We provide long-term equity awards in part because we believe executive ownership of our common stock aligns executive interests with those of shareholders, consistent with our objectives, and promotes long-term sustainable shareholder value creation. The Committee also believes that these awards are especially valuable for recruiting, particularly given the extensive use of equity-based incentives in the market in which we compete for executive talent. These awards are also a valuable tool to retain executives with long-term potential, consistent with succession planning goals. Consequently, the most significant portion of our named executive officers’ total compensation opportunity is in the form of equity awards under the 2003 Long Term Incentive Plan.

Each year, annual equity compensation awards are granted on one occasion to all eligible employees, including the named executive officers. Reflecting no change from 2009, the Compensation Committee made the annual grant of equity compensation for 2010 at the Committee’s regularly scheduled meeting in December, which aligns both the timing of equity grants with the setting of performance targets, and equity grant expensing with fiscal year planning.

For 2010, the Committee also maintained a target mix of 50% stock options and 50% performance-contingent restricted stock for the named executive officers. This mix provides a balance of current value at the grant date in the form of restricted stock and future value (assuming an increasing stock price) in the form of both stock options and restricted stock. The Committee believes that this approach balances the performance potential in both elements of equity compensation.

Equity Award Targets

In assessing the appropriate equity compensation levels for 2010, the Compensation Committee reviewed a peer group benchmarking report prepared by the compensation consultant which detailed market-based equity grant trends and provided 2010 grant value recommendations for each named executive officer. The report showed the positioning of each executive’s 2009 equity grant level within the peer group relative to the 50th to 75th percentiles range. The report concluded that both Mr. Collins and Ms. Alterio were below the range. Mr. Ring’s 2009 grant value was within the range, and the values for Messrs. Weiland and Schermerhorn were above the range. The consultant recommended a range of target 2010 equity award values for named executive officers that reflect on the market 50th and 75th percentiles, each executive’s market position, internal equity, performance and expected contribution, and prior year grants.

To determine the target value of the equity awards for each of the named executive officers, the Compensation Committee took into account the Company’s 2010 overall target grant values for all eligible employees, the consultant’s recommended range of target values and analysis of market trends (including total cash and equity compensation), and the individual performance and market position of each of the named executive officers. The Committee approved a 2010 equity award for Mr. Ring valued approximately 10% above his 2009 grant in recognition of his continued strong performance and to improve the market position of his equity compensation relative to the peer group. Consistent with the Company’s 2010 target grant values for all employees eligible for equity awards, Messrs. Weiland and Schermerhorn received 2010 equity awards valued approximately 3% above their 2009 grant values. Taking into account the low market position of their 2009 equity grants, Mr. Collins and Ms. Alterio received equity compensation valued approximately 33% above their 2009 grant values. The long-term equity awards made to the named executive officers in 2010 are set forth below in the Grants of Plan-Based Awards in 2010 table and described in more detail under “Stock Awards” in the narrative preceding the table.

Vesting

The performance-contingent restricted stock awards made in 2010 are subject to both “performance-based” vesting and “time-based” vesting, as discussed in more detail in the narrative following the Summary Compensation Table below. Performance-based vesting must occur before the time-based vesting begins. For the grants made in December 2010, the Compensation Committee determined that performance-based vesting will occur upon the achievement of a growth in earnings per share of 10% over a rolling four-fiscal-quarter period, adjusted for certain pre-approved items. Once the performance-based target is met, the restricted stock then vests in full three years following the date of the performance-based vesting, subject to continued employment. As a result, the earliest that the restricted stock awards can fully vest is four years after grant.

The stock options granted in 2010 vest on the fifth anniversary of the grant date; however, in order to further link this portion of equity opportunity to our performance, the 2010 option grants allow for accelerated vesting upon the achievement of growth in earnings per share of 10% over a rolling four-fiscal-quarter period, adjusted for certain pre-approved items, as discussed in more detail in the narrative following the Summary Compensation Table below. Under the performance contingent accelerated vesting provision, 50% of the stock options granted in 2010 will become vested on each of the first two anniversaries of the Committee’s certification of achievement of the performance-based vesting criteria. As a result, the earliest that the options can fully vest is three years after grant.

In December 2010, the Company discontinued granting LSARs in tandem with stock options. Since LSARs had been granted prior to December 2010, they are discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control – Payments Upon Termination Following a Change of Control – Long Term Incentive Plan.”

The Compensation Committee designed the vesting schedules of the 2010 awards to be deductible under Internal Revenue Code Section 162(m), as discussed in more detail below, and to deliver compensation over a period of years, which assists us with our goal of executive retention. In addition, the Committee gave both the restricted stock and options performance-based vesting features in order to encourage and reward successful achievement of our business goals.

As discussed in more detail below under the heading “Potential Payments Upon Termination or Change of Control,” stock options become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. Performance-contingent restricted stock automatically vests if the officer’s employment terminates by reason of death or disability. The Compensation Committee has the discretion to accelerate vesting of performance-contingent restricted stock and stock options in certain other circumstances. Upon a change of control, all unvested stock options, performance-contingent restricted stock (other than the retention grants discussed below) and premium units purchased under our Management Stock Purchase Program vest immediately. We accelerate vesting in each of the circumstances discussed above because we believe that the executive has satisfied his or her obligations to us.

2010 Performance-Contingent Retention Grants

The Board of Directors annually reviews our plans for executive succession to identify and develop executive talent and to plan for an orderly transition in the event of retirement or termination of key executives. In conjunction with the succession planning review, the Compensation Committee has also worked with the compensation consultant and senior management in prior years to determine whether compensation and benefit programs were adequately providing retention opportunities for our most senior executives for the next several years. The Committee’s objective was to facilitate the achievement of our executive development and succession goals while providing consistent levels of retention incentives for a period of time, up to and including the period when retirement benefits under our Supplemental Insurance/Retirement Plan (discussed in more detail below) would vest for those individuals and become a more valuable retention component.

After considering the objective relative to aggregate retention grant values, as well as recent market data, the Compensation Committee determined to make additional retention grants of performance-contingent restricted stock in December 2010 to our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in the amounts of 18,000 shares, 12,000 shares and 7,200 shares, respectively. In making these grants, the Committee considered the importance of these executives to both the current and future management of the Company and noted that the experience and performance of these senior executives could make them potentially attractive to other companies. The Committee designed the grants to act as an incentive for the executives to continue providing services to the Company and to further align the interests of these executives with those of our shareholders. To enhance retention, the Committee considered these grants as the fourth in a series of potential grants, with any subsequent grants made at the Committee’s discretion and not guaranteed.

The terms and conditions of the performance-contingent retention grants are substantially similar to the annual performance-contingent restricted stock grants discussed above, in that the grants may only become subject to the time-based vesting period if the pre-established performance criteria for the grants is achieved. Performance-based vesting occurs upon the achievement of earnings per share growth of 10% over a rolling four-fiscal-quarter period, adjusted for certain pre-approved items. The time-based vesting criteria for the retention grants extend for four years following the date the Committee certifies the performance-based vesting, one year more than the annual performance-contingent restricted stock grants, to make them more effective as a retention tool. Unlike the annual performance-contingent restricted stock grants, upon the occurrence of a change of control, any unvested performance-contingent retention grants will not automatically become either performance or time vested and will remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise.

Management Stock Purchase Program

We maintain the Management Stock Purchase Program, or “MSPP,” because we believe ownership of our common stock aligns an executive’s interests with those of our shareholders, consistent with our objectives. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation table. Under the MSPP, executives are required to contribute a portion of their annual bonus to purchase restricted stock units until they meet certain minimum ownership requirements described below under “Stock Ownership Guidelines.” In addition, each executive has the option to contribute additional bonus amounts up to 100% of the award. The amounts contributed by the named executive officers in 2010 are set forth below in the Nonqualified Deferred Compensation table.

Each restricted stock unit acquired by the executive under the MSPP represents the right to receive one share of our common stock. In order to encourage participation, promote retention and offset the risk of holding the units for a required minimum of four years, we give the executive a 30% discount from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the annual bonus is approved in February. In 2010, the price used was $74.38, the fair market value of our common stock on July 1, 2009.

Out of the total number of units purchased, a number of units with a value equal to the amount of the 30% discount are considered “premium units.” The premium units fully vest four years from the purchase date. Under the terms of the MSPP, an executive forfeits all premium units if his or her employment terminates during this four-year period, except that the executive receives a prorated number of premium units if his or her employment terminates because of death, disability or retirement. A participant is always 100% vested in his or her non-premium units. In addition, all premium units become fully vested upon a change of control of C. R. Bard. We provide prorated vesting upon death, disability and retirement and full vesting upon a change of control because, in each of these circumstances, we believe that the executive has satisfied his or her obligations to us. The Committee also has discretion to approve full vesting. In determining whether to exercise this discretion, the Committee considers on a case-by-case basis the relevant circumstances, our past practices and then-current market practices.

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain formal stock ownership guidelines for the named executive officers and others holding senior executive positions at the corporate and business unit levels. The ownership guidelines are expressed in terms of the value of the common stock (including restricted stock), stock units and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary. Under these guidelines, the Chief Executive Officer is required to own common stock having a value equal to a multiple of five times base salary, the Chief Operating Officer four times base salary, the Chief Financial Officer and Group Vice Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase restricted stock units under the MSPP until they reach the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

While the executive officers are given five years in which to meet the applicable stock ownership guidelines, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive officer who has not met the applicable guidelines. All of our named executive officers have met the applicable stock ownership guidelines.

Other Benefits and Arrangements

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employees, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or “SERP,” to provide benefits to our highly paid employees above the strict limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. We describe this plan in detail below under the Pension Benefits table. Effective January 1, 2011, both the Employees’ Retirement Plan and the SERP were amended to close the plans to employees hired on or after that date. All employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including the named executive officers, will continue to participate in these plans. Executives hired on or after January 1, 2011 will be eligible to receive an enhanced benefit under our defined contribution excess plan.

We consider retirement programs and other benefits to be essential in the context of total compensation and important for us to remain competitive as an employer. Although there is no direct link to performance for pension benefits, there is a correlation because benefits depend on a participant’s cash pay, which is directly linked to performance, as described above. In general, we believe that these programs are competitive with programs offered by our peer group of companies. These benefits also help us to reward long-term service. We believe that it is essential to offer programs that provide a balanced approach to attracting and retaining key executives, and the pension program, along with other benefits, helps meet that objective.

Supplemental Insurance/Retirement Plan

We believe that our Supplemental Insurance/Retirement Plan, or “SIRP,” provides a competitive advantage by offering a program that is particularly attractive to mid-career hires and executives who are promoted to key positions from within C. R. Bard. The SIRP provides supplemental death and retirement benefits to selected key employees, including the named executive officers. The SIRP is a non-qualified deferred compensation plan under which annual accruals generally escalate in value as the executive officer progresses in his or her career. Upon retirement, which is defined under the SIRP as age 55 with five years of service to us, a participant is entitled to payment of his or her benefits. While there is no direct link to performance once an executive officer becomes a participant, the annual accrual is based on the executive officer’s position as well as the current year’s base salary and bonus payments, which are directly linked to performance, as discussed above. In addition, the SIRP serves as a valuable retention tool, since service for an extended period is generally required for benefits to vest and accruals increase as the participant reaches certain age ranges. Benefits under the SIRP that the executive officer would have otherwise received if he or she remained with us through retirement are also payable, with respect to officers, following a termination of employment within three years after a change of control. The SIRP also provides a disability benefit for a participant who becomes disabled before receipt of retirement benefits. Benefits are paid under the SIRP upon death, disability, retirement or change of control because, in each of these circumstances, we believe that the executive officer has satisfied his or her obligations to us. A participant will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses. We describe the SIRP in more detail below under the Nonqualified Deferred Compensation table.

Change of Control and Other Arrangements

We have entered into change of control agreements with each of our executive officers, as described below under the heading entitled “Potential Payments Upon Termination or Change of Control.” Given our relative size in our industry and the trend toward consolidation in our industry, we believe that we need strong, market competitive change of control benefits to attract and retain key executives. We believe this to be particularly important during and beyond an acquisition to ensure the ongoing success of our business and to maximize value for our shareholders.

As discussed above under the heading “Executive Summary,” the Committee reconsidered the objectives of specific provisions of the change of control agreements in connection with its overall review and assessment of the Company’s compensation programs. To better align our practices with current compensation governance practices, for new agreements the Committee eliminated payment of change of control benefits upon termination for any reason in the six-month period following the first anniversary of a change of control (i.e., a “walk-away” right), and tax gross-up payments to an executive in connection with any excise taxes payable by such executive under Section 4999 of the Internal Revenue Code. These modifications to the Company’s change of control agreements do not impact the contractual commitments previously made to the named executive officers under their change of control agreements.

Each of the Company’s change of control agreements contains a “double trigger,” which requires termination of the executive without cause or by the executive for good reason in connection with a change of control, before payment of any change of control benefit to the executive. This structure essentially places the decision of whether or not to trigger change of control benefits largely in the hands of the acquiring company, since a change of control alone would not trigger the benefit. We believe that these agreements encourage retention by providing an incentive for the executive to remain with us until the completion of a pending change of control and by providing security to the executive, either in the form of continued employment or severance benefits, following a change of control. For executives with agreements with us dated prior to January 1, 2010, termination of employment for any reason in the six-month period following the first anniversary of a change of control will trigger payment of change of control benefits.

In addition, as a result of negotiations at the time of hire, we entered into an agreement in 1995 with Mr. Weiland that requires us to pay him one year of base salary and bonus if he is terminated without cause. None of our other named executive officers has such an agreement.

Perquisites and Other Benefits

We historically provided certain perquisites to senior executives in order to provide security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. We describe the perquisites and other benefits available to the named executive officers in 2010 in the narrative following the Summary Compensation Table below.

Following an overall review and assessment of the Company’s compensation programs discussed above under the heading “Executive Summary,” the Committee approved a new program effective January 1, 2011 to simplify the Company’s approach to providing perquisites and provide flexibility for the executives. Under our new Executive Choice Plan, the named executive officers receive an annual cash allowance of $65,000 for the Chief Executive Officer, $55,000 for the Chief Operating Officer and Chief Financial Officer, and $40,000 for the Group Vice Presidents. Executives may use the allowance to offset costs related to Company-administered automobiles and financial planning, and/or to pay for other personal benefits of his or her choice. The annual allowance is not considered compensation under any of the Company’s employee benefit plans.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We consider deductibility as one factor when we make a decision regarding executive compensation. In order to maximize the deductibility of our executives’ pay, we structured our Executive Bonus Plan and 2003 Long Term Incentive Plan such that performance-based annual incentive bonuses and long-term equity-based compensation paid under those plans for our most senior executives should constitute qualifying performance-based compensation under Section 162(m). However, in some cases, we determine that it is appropriate to provide compensation that may exceed deductibility limits in order to meet market demands and retain key executives. In 2010, we believe we provided competitive compensation to our executive officers without exceeding the deductibility limits of Section 162(m), except for a limited portion of Mr. Ring’s total compensation.

Equity Grant Practices

Annual grants of equity compensation are generally made on one occasion to all eligible employees. For all stock option grants, the exercise price is determined on the date of grant and is equal to the fair market value of our common stock on that date, which is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices of the common stock on the New York Stock Exchange on the grant date. Grants of equity compensation to new hires and eligible employees (other than corporate officers or division heads) made outside of the annual equity grant cycle are either approved by the Compensation Committee directly, or by management pursuant to a delegation of authority within pre-determined share targets approved by the Committee each year. No off-cycle grants were made to the named executive officers in 2010.

Compensation Risk Assessment

Management worked with an outside consultant to conduct a comprehensive risk assessment of the Company’s compensation policies, practices and programs. The review process included the following:

•

Completing a compensation plan inventory that catalogued executive compensation and broad-based incentive plans worldwide and covered key terms and features, and plan administration and approval processes for each plan;

•

For each plan determined to be material based on total payout and/or payment per participant, applying a scorecard to assess the potential of creating excessive risk based on plan design, governance and operation; and

•	Detailing the results in a report to management, which included suggestions to further mitigate risk.

A management team reviewed and considered the assessment process and the consultant’s report, and agreed with the consultant’s conclusion that the Company’s policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee, along with its independent consultant, reviewed the risk assessment and concurred with management’s conclusion.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based on the review and discussion referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

THE COMPENSATION COMMITTEE

Tony L. White, Chairman

Herbert L. Henkel

Theodore E. Martin

Anthony Welters

Summary Compensation Table

The table below sets forth information concerning compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for 2010. These individuals are collectively referred to as the “named executive officers” throughout this proxy statement. The narrative below the table provides additional information about the data in the table, identified by column heading, and about the data in the Grants of Plan-Based Awards in 2010 table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)		Total ($)
Timothy M. Ring	2010	1,050,000	N/A	4,133,668	2,450,477	1,320,375	(3)	383,277	784,341		10,122,138
Chairman and Chief Executive Officer	2009	1,041,667	N/A	4,048,396	2,037,218	1,425,375	(4)	418,656	712,029		9,683,341
	2008	991,667	N/A	3,314,112	3,610,298	1,377,500	(5)	264,283	765,554		10,323,414

John H. Weiland	2010	852,800	N/A	2,645,513	1,529,096	857,917	(3)	289,395	820,977		6,995,698
President and Chief Operating Officer	2009	846,033	N/A	2,691,932	1,354,725	926,141	(4)	328,016	759,208		6,906,055
	2008	805,750	N/A	2,193,757	2,410,770	895,044	(5)	222,349	703,683		7,231,353

Todd C. Schermerhorn	2010	581,700	N/A	1,601,780	931,192	526,671	(3)	173,579	139,770		3,954,692
Senior Vice President and Chief Financial Officer	2009	577,083	N/A	1,631,041	825,750	568,554	(4)	183,360	401,318		4,187,106
	2008	549,583	N/A	1,324,136	1,479,000	549,457	(5)	106,004	363,635		4,371,815

Timothy P. Collins	2010	464,833	N/A	671,586	637,123	467,400	(3)	96,729	491,081	(8)	2,828,752
Group Vice President

Sharon M. Alterio	2010	465,833	N/A	671,586	637,123	308,275	(3)	81,168	493,621	(9)	2,657,606
Group Vice President	2009	416,667	N/A	538,370	436,590	260,400	(4)	76,112	992,343		2,720,482

(1)	Amounts represent: (i) the aggregate grant date fair value of annual grants of performance-contingent restricted stock calculated using a price per share as follows: $86.145 for 2010, $81.695 for 2009 and $88.755 for 2008; and (ii) the maximum aggregate grant date fair value of these shares.

(2)	Amounts represent: (i) the aggregate grant date fair value of stock options in 2010, 2009 and 2008 for the named executive officers; and (ii) the maximum aggregate grant date fair value of these options. For a description of the assumptions used to arrive at these amounts, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2010.

(3)	Amounts represent annual bonus awards paid to the named executive officers in February 2011 relating to our 2010 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Collins and Ms. Alterio contributed all or a portion of their annual bonuses paid in February 2011 in the amounts of $462,131, $857,917, $467,400 and $301,492, respectively, to purchase 8,642, 16,043, 8,741 and 5,638 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation table below.

(4)	Amounts represent annual bonus awards paid to the named executive officers in February 2010 relating to our 2009 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Schermerhorn and Ms. Alterio contributed all or a portion of their annual bonuses paid in February 2010 in the amounts of $427,613, $926,141, $568,554 and $254,928, respectively, to purchase 8,213, 17,788, 10,920 and 4,897 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation table below.

(5)	Amounts represent annual bonus awards paid to the named executive officers in February 2009 relating to our 2008 fiscal year under our Executive Bonus Plan. Messrs. Ring, Weiland and Schermerhorn contributed all or a portion of their annual bonuses paid in February 2009 in the amounts of $482,125, $876,236 and $549,457, respectively, to purchase 8,082, 14,688 and 9,211 restricted stock units, respectively, under the MSPP. These unit amounts include unvested premium units acquired under the MSPP. We describe the MSPP under the Nonqualified Deferred Compensation table below.

(6)	A description of the amounts included in this column is set forth below under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(7)	A description of the items included in this column, including information regarding perquisites, the 2010 grant date fair value related to premium units acquired under the MSPP, other benefits and tax gross-up payments, is set forth below under the heading “All Other Compensation.” See also footnotes 8 and 9 to this table.

(8)	The amount in this column includes cost of living payments totaling $77,281 and a tax gross-up payment of $67,453, paid to Mr. Collins with respect to his relocation to the Company’s headquarters in Murray Hill, NJ in a prior year. See also “All Other Compensation – Perquisites” below for a description of certain repayment obligations with respect to relocation benefits.

(9)	The amount in this column includes: (i) total expenses of $146,296; and (ii) tax gross-up payments of $96,931, in each case, paid to, or for the benefit of, Ms. Alterio with respect to her relocation to the Company’s headquarters. The expenses of $146,296 included: (a) moving expenses of $30,918; (b) cost of living payments of $89,174; (c) post-sale rental payments of $26,051; and (d) other miscellaneous expenses. Additional information is set forth under the heading “Related Person Transactions” below”. See also “All Other Compensation – Perquisites” below for a description of certain repayment obligations with respect to relocation benefits.

Stock Awards

Annual Grants

In 2010, we granted performance-contingent restricted stock to the named executive officers under our 2003 Long Term Incentive Plan. The restricted stock is subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon achievement of certain targeted increases in earnings per share. For 2010, the performance-based vesting criteria are met on the date the Committee certifies performance goal achievement of 10% growth in earnings per share over the prior period, adjusted for certain pre-approved items. A description of these items is set forth above in the Compensation Discussion and Analysis section under the sub-heading “Key Performance Targets.” The performance-based vesting criteria for these grants can be met with respect to 100% of the shares comprising the grants at the end of any rolling four-fiscal-quarter period in which the earnings per share target is met for that period. At the earliest, the performance-based vesting criteria can be achieved at the end of the four-fiscal-quarter period beginning with the quarter in which the grant occurs. If we do not achieve the earnings per share target in this period, the performance-based vesting criteria continue to be measured each quarter, using the next consecutive four-fiscal-quarter period. Once performance-based vesting occurs, the restricted stock becomes eligible for time-based vesting, which occurs at the end of three years, subject to continued employment. The shares of restricted stock also become fully vested upon termination of the grantee’s employment due to death or disability, or upon a change of control of C. R. Bard. The number of shares of performance-contingent restricted stock granted in 2010 to each of the named executive officers is set forth below in the Grants of Plan-Based Awards in 2010 table. For 2010 grants made to named executive officers and certain other executive officers, dividends are accrued on all unvested shares of restricted stock in the same amount as the dividends paid on shares of our common stock.

Retention Grants

In 2010, we also granted retention grants in the form of performance-contingent restricted stock to Messrs. Ring, Weiland and Schermerhorn under our 2003 Long Term Incentive Plan. The restricted stock is subject to both “performance-based” vesting and “time-based” vesting. Performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are the same as those described above for the annual performance-contingent restricted stock grants. Once performance-based vesting occurs, the restricted stock becomes eligible for time-based vesting, which occurs at the end of four years, subject to continued employment. The shares of restricted stock also become fully vested upon termination of the grantee’s employment due to death or disability. Unlike the annual performance-contingent restricted stock grants, however, upon the occurrence of a change of control, any unvested retention grants will not automatically become either performance or time vested and will remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise. The number of shares of performance-contingent restricted stock granted in connection with these retention grants is set forth below in the Grants of Plan-Based Awards in 2010 table. For 2010 grants, dividends are accrued on all unvested shares of restricted stock in the same amount as the dividends paid on shares of our common stock.

Option Awards

We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant. “Fair market value” is defined under our 2003 Long Term Incentive Plan as the average of the high and low prices of our common stock on the date of grant as reported on the NYSE. The option price is payable in cash, by surrender of shares of our common stock or through a cashless exercise procedure.

Stock options generally vest in full on the fifth anniversary of the grant date. Grants made in 2010 are eligible for earlier vesting if we achieve a specified increase in earnings per share in a specified rolling fiscal quarter period, beginning with the quarter in which the grant is made. Accelerated vesting is triggered on the date the Compensation Committee certifies performance goal achievement. The Committee set the targeted growth in earnings per share for 2010 at 10% over four quarters, adjusted for certain pre-approved items. A description of these items is set forth above in the Compensation Discussion and Analysis section under the sub-heading “Key Performance Targets.” Fifty percent of the stock options granted in 2010 will become vested on each of the first and second anniversaries of the Committee’s certification of the achievement of the performance goal. The options also become fully vested upon termination of the optionee’s employment due to death, disability or retirement, or upon a change of control of C. R. Bard.

As discussed above (under “Executive Officer Compensation – Compensation Discussion and Analysis – Executive Summary”), in December 2010, the Company discontinued granting LSARs in tandem with stock options.

Non-Equity Incentive Plan Compensation

Our executive officers are eligible for annual incentive awards, which we refer to as the executive’s annual bonus, under the provisions of our Executive Bonus Plan. Each year at the February Compensation Committee meeting, the Committee typically approves corporate financial targets that are used to determine the eligibility for, and amounts of, awards for the year. Based on our performance against these financial targets, we apply a formula to each executive’s target annual bonus award amount as set by the Compensation Committee. If the executive’s individual performance is not satisfactory, we may make a downward adjustment to determine the actual payments. The Compensation Committee set Mr. Ring’s target annual incentive award at 125% of his annual base salary for 2010. The Committee set Mr. Weiland’s target annual incentive award at 100% of his annual base salary and Mr. Schermerhorn’s target annual incentive award at 90% of his annual base salary for 2010. The Committee set Mr. Collins’s and Ms. Alterio’s target annual incentive awards at 80% of their respective annual base salaries for 2010, with one-half of their annual bonus awards based on the performance of their respective business units.

For 2010, the Compensation Committee set a target of earnings per share growth of 9% above the prior year’s earnings per share, adjusted for certain pre-approved items, as the first step in determining the amount of annual awards. A description of these items is set forth above in the Compensation Discussion and Analysis section under the sub-heading “Key Performance Targets.” Achievement of a minimum of 85% of the earnings per share target level was required for any annual bonuses to be paid, with adjustments for earnings per share up to 115% of the target level. Within this range, the target bonus amount is adjusted ratably between 50% of the target bonus at 85% achievement of the earnings per share target and 150% of the target bonus at 115% achievement of the earnings per share target.

After setting the earnings per share target used to calculate annual bonus amounts, the Compensation Committee determined that, if at least the target level of earnings per share is achieved, the awards will then be increased based on our average percentage of achievement above our budgets for annual sales, cash flow from operations and return on equity. This average percentage above our budgets is multiplied by the bonus percentage determined based on the level of the earnings per share target achieved, to determine the percentage of each executive’s target annual bonus amount that will be paid. If our earnings per share do not at least equal the target level, or if we do not achieve our budgets, then the earnings per share level alone will be used to determine the annual bonus amounts, without an adjustment for sales, cash flow from operations and return on equity.

As stated above, half of the bonus for Mr. Collins and Ms. Alterio was determined under the formula described above, with the other half based on a separate formula that measured the performance of their respective business units. Seventy percent of Mr. Collins’s business unit’s performance was based on the extent of achievement of manufacturing variance favorability compared to budget. The remaining thirty percent of his business unit’s performance was based on the extent to which the division for which he has responsibility achieved a targeted 10% increase in both net income and sales over the prior year. The amount of the annual bonus relating to the performance of Mr. Collins’s business unit is equal to the sum of the percentage of the operation variance target achieved multiplied by the assigned weighting and the average of the percentages achieved of the division sales and income targets multiplied by the assigned weighting. No minimum level of achievement or bonus amount was assigned.

Half of Ms. Alterio’s business unit’s performance was based on the extent to which the business unit achieved a targeted increase of 10% in sales over the prior year. The other half of her business unit’s performance was based on the extent to which the business unit achieved a targeted increase of 10% in net income over the prior year. The amount of the annual bonus relating to the performance of Ms. Alterio’s business unit is equal to the average of the percentages of each target achieved, which may be lower or higher than 100%, multiplied by half of her overall target annual bonus amount, with no minimum or maximum level of achievement or bonus amount. In addition, the business unit components of annual bonus for Mr. Collins and Ms. Alterio with respect to 2010 are also subject to secondary goals, consisting of goals for gross margin improvements for their respective business unit along with a goal related to targeted improvement in quality for Mr. Collins’s division, and a goal related to sales resulting from new product launches for Ms. Alterio’s business unit. These secondary goals only impact the annual bonus award amount if they are not met, in which case the annual bonus award is adjusted downward based on the percentage achievement of the secondary goals.

Also, in order to receive full payment of annual bonuses based on our financial performance, each named executive officer must also at a minimum receive a satisfactory individual performance rating, based in part upon whether the executive achieved his or her individual performance goals established at the beginning of the plan year as described above in the Compensation Discussion and Analysis. The Compensation Committee evaluates Mr. Ring’s individual performance, while Mr. Ring evaluates the performance of each of our other executive officers. In the event the executive were to receive less than a satisfactory rating, the formula-based bonus payment would be reduced on a discretionary basis. If the participant were to achieve a better than satisfactory rating, however, no additional compensation would be added under the bonus formula.

Amounts in the “Non-Equity Incentive Plan Compensation” column for 2010 represent annual bonuses paid to the named executive officers in 2011 with respect to 2010 fiscal year performance under our Executive Bonus Plan. For 2010, all of the named executive officers received at least satisfactory individual performance ratings and therefore received 100.6% of the formula-based bonus payment. In 2010, our earnings per share achievement resulted in 100% of target bonus, and the average sales, cash flow from operations and return on equity as a percentage of budget was 100.6%. Therefore, applying the formula established by the Compensation Committee at the beginning of 2010, the corporate financial goals were achieved at 100% multiplied by 100.6, or 100.6%. Therefore, bonuses for Messrs. Ring, Weiland and Schermerhorn were equal to 100.6% of their target annual bonus amounts.

One-half of Mr. Collins’s 2010 bonus target was based upon the 100.6% corporate goal achievement resulting in a bonus achievement of 40.2% of base salary for this portion of his award (40% multiplied by 100.6%). The other half of his bonus payment was split with 70% based upon operations achievement (manufacturing variance favorability) and 30% based upon division primary goals (sales and income growth) modified by achievement against secondary goals (related to gross margin and quality improvements). Mr. Collins achieved 202.1% of his operations target resulting in a bonus achievement of 56.6% of base salary for this portion of his award (28% multiplied by 202.1%). The division achieved 15% of its primary goals and fell short of its secondary goals, thereby reducing the portion of his bonus target that is tied to his business unit achievement from 12% to 10.8%. As a result, the division portion of his business unit goals added just 1.6% to his total achievement (10.8% multiplied by 15%). Mr. Collins total business unit performance of 58.2% added to 40.2% for corporate goal achievement provided Mr. Collins with a bonus award of 98.4% of base salary for 2010.

Ms. Alterio received one-half of her 2010 bonus target based upon the 100.6% corporate goal achievement resulting in a bonus achievement of 40.2% of base salary for this portion of her award (40% multiplied by 100.6%). The other half of her bonus payment was based upon business unit performance against primary goals

(sales and income growth) modified by achievement against secondary goals related to gross margin improvements and sales resulting from new product launches. Achievement of secondary goals fell just short of target, thereby reducing the one-half of Ms. Alterio’s bonus target that is tied to her business unit achievement to 39.1% of base salary. Her reduced business unit bonus target of 39.1% multiplied by the 63.1% achievement of the primary goals established for her business unit resulted in a bonus achievement of 24.7% for this portion of her award. Adding both portions together provided Ms. Alterio with a bonus award of 64.9% of base salary for 2010.

Payment of annual bonuses is made promptly after approval by our Compensation Committee in February. The executive officer is generally required to be employed at the end of the fiscal year to be entitled to an annual bonus payment, except in certain cases described below under “Potential Payments Upon Termination or Change of Control.”

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts in this column include increases in the present value of the benefits available to the named executive officers under our qualified pension plan, known as the Employees’ Retirement Plan, and our non-qualified Supplemental Executive Retirement Plan, or “SERP.” We describe these plans and the assumptions used to calculate the present value of the benefits in more detail below under the Pension Benefits table. The amounts shown in the Summary Compensation Table for 2010, 2009 and 2008 reflect the increase in the present value of the benefits over 2009, 2008 and 2007, respectively, which was calculated using the same assumptions described under the Pension Benefits table below.

Our pension plan allows for accruals based on compensation up to the maximum federal limit, which was $245,000 in 2010 and 2009, and $230,000 in 2008. The SERP provides for accruals based on compensation above the federal limit. The increases in 2010, 2009 and 2008 in the present value of accrued benefits under the Employees’ Retirement Plan and SERP for the named executive officers were as follows:

	Employees’ Retirement Plan			SERP
Named Executive Officer	2010(1)	2009(2)	2008(3)	2010(1)	2009(2)	2008(3)
Timothy M. Ring	$40,970	$47,771	$27,060	$342,307	$370,885	$237,223
John H. Weiland	$42,501	$52,468	$31,437	$246,894	$275,548	$190,912
Todd C. Schermerhorn	$48,402	$56,703	$28,075	$125,177	$126,657	$77,929
Timothy P. Collins	$33,312	$34,268	$18,462	$63,417	$46,954	$20,928
Sharon M. Alterio	$28,334	$26,956	$14,600	$52,834	$49,156	$30,450

(1)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2009 with the present value of the accrued benefit under these plans in 2010.

(2)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2008 with the present value of the accrued benefit under these plans in 2009.

(3)	These amounts were determined by comparing the present value of each named executive officer’s accrued benefit under the Employees’ Retirement Plan and the SERP in 2007 with the present value of the accrued benefit under these plans in 2008. For the purposes of determining the change in pension value for Mr. Ring under the Employees’ Retirement Plan, the present value of the actual payments made to his former spouse in 2007 under a Qualified Domestic Relations Order was added to the 2007 present value in this plan. For 2008 and subsequent years, the measurement date for pension accounting purposes changed from September 30 to December 31, resulting in a 15-month period between measurement dates. In accordance with SEC guidance, the amounts shown above are 12/15ths of the difference between the present value of the accumulated benefit at the September 30, 2007 measurement date and at the December 31, 2008 measurement date.

All Other Compensation

Amounts in this column include the values of the following: perquisites; Company-provided life insurance; tax gross-up payments; 2010 accruals to named executive officers’ SIRP accounts; the grant date fair value of unvested premium shares acquired under the MSPP; and 401(k) matching contributions.

Perquisites

We make available various perquisites to the named executive officers. In 2010, these perquisites consisted of the following: executive relocation benefits for Mr. Collins and Ms. Alterio; personal use of Company aircraft; use of a Company car and payment of associated costs to operate the vehicle; payment of financial counseling fees; payment of golf club membership dues; payment of unreimbursed costs of an annual physical; occasional personal use of a Company property; occasional use of Company tickets to sports and entertainment events; and an annual recognition gift. See below and Summary Compensation Table, footnotes 8 and 9.

Our relocation program requires an employee who receives relocation benefits to enter into a relocation agreement and provides that if the employee voluntarily terminates employment with the Company within 24 months of the effective date of relocation, the employee: (i) forfeits any remaining payments that may be due under the relocation program; and (ii) will be required to repay in full all relocation expenses paid to the employee or incurred by the Company on the employee’s behalf. In certain cases, the Company has increased this period to 36 months, including for Mr. Collins and Ms. Alterio, emphasizing the long-term commitment associated with the relocation.

As discussed above under “Executive Officer Compensation – Compensation Discussion and Analysis – Executive Summary,” beginning in 2011 the named executive officers participate in the Executive Choice Plan, which provides an annual cash perquisite allowance. The amount of the allowance differs based upon the executive’s position and may be used to offset costs related to Company-administered cars or financial planning, and/or to pay for other personal benefits of his or her choice.

Our security policy as approved by the Board of Directors requires that the Chief Executive Officer and the Chief Operating Officer use Company-provided aircraft for business and personal travel whenever possible. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. In addition to reducing security risks, use of our aircraft for personal travel maximizes the executives’ availability for Company business.

In 2008, the Compensation Committee adopted a policy with respect to personal use of aircraft for our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In connection with the policy, each of these executives entered into a time-sharing agreement with us under which each reimburses us based on incremental operating costs for personal use of Company aircraft above certain limits set by the Committee. For 2010, the Chief Executive Officer is required to reimburse us for personal use above $125,000, the Chief Operating Officer is required to reimburse us for personal use above $60,000 and the Chief Financial Officer is required to reimburse us for all personal use. The limits will remain at these levels for 2011.

For purposes of the value disclosed in this proxy statement, we calculate the amounts for personal use of our aircraft based on the incremental cost to us of operating the aircraft in each instance of personal use, less any reimbursement received from the executive under the time-sharing arrangement. Our methodology for calculating incremental cost for 2010 was based on average incremental cost per hour or portion thereof taking into account return flights without passengers. These costs include fuel, the travel expenses of the crew, on-board catering, supplies, and landing and parking fees. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilot salaries, the purchase or leasing costs of our aircraft and the cost of maintenance. For 2010, the amounts included in the “All Other Compensation” column of the Summary Compensation Table for personal use of our aircraft for Messrs. Ring, Weiland and Schermerhorn were $119,208, $32,791 and $0, respectively.

Life Insurance

In 2010, we provided life insurance for Mr. Ring pursuant to our Key Executive Insurance Plan, which we describe below under the heading “Potential Payments Upon Termination or Change of Control.” We no longer pay any premiums for this arrangement, but in 2010 the policy remained in effect with premiums paid from the accumulated value of the policy. The amounts of the premiums paid in 2010 from the accumulated balance of the policy are included in the “All Other Compensation” column of the Summary Compensation Table above.

Tax Gross-up Payments

As discussed above (under “Executive Officer Compensation – Compensation Discussion and Analysis – Executive Summary”), commencing in 2011, the Company eliminated tax gross-up payments related to personal use of Company cars. We have historically provided tax gross-up payments to the named executive officers for income taxes that they incur as a result of personal use of Company cars, relocation expenses for executives in certain circumstances as determined by the Compensation Committee, and, in the case of Mr. Ring, in 2010 for $1,036 with respect to taxes associated with the value of life insurance as described above. For 2011 and subsequent years, Mr. Ring waived his right to receive this tax gross-up payment with respect to the value of this life insurance. For 2010, the amounts for tax gross-up payments for personal use of a Company car for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio were $20,859, $15,288, $18,990, $11,475 and $14,107, respectively. In 2010, the amount of tax gross-up payments in connection with relocation benefits provided to Mr. Collins and Ms. Alterio were $67,453 and $96,931, respectively. See also “Perquisites” above for a description of certain repayment obligations with respect to relocation benefits.

2010 Accruals to SIRP Accounts

We provide supplemental retirement benefits to selected key employees, including the named executive officers, pursuant to our SIRP. The SIRP is discussed in more detail below under the Nonqualified Deferred Compensation table. For 2010, the accruals to accounts under the SIRP for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio were $325,696, $257,614, $60,564, $42,816 and $38,836, respectively.

MSPP

Under our Management Stock Purchase Program, or MSPP, the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional bonus amounts up to 100% of the award. The grant date fair value related to premium units acquired under the MSPP in respect of 2010 for Messrs. Ring, Weiland and Collins and Ms. Alterio was $253,187, $470,036, $256,117 and $165,177, respectively. We describe the MSPP in more detail below under the Nonqualified Deferred Compensation table.

401(k) Company Match

Under the Bard Employees’ Savings Trust 401(k) Plan, we match a portion of contributions made by participants in the plan in the following amounts: 100% match on the first 3% of pay contributed to the plan and 50% match on the next 1% of pay contributed to the plan. In 2010, participants could contribute up to 50% of their pay into the plan, subject to an annual dollar limit imposed by the Internal Revenue Code, which was $16,500 for 2010. Participants over age 50 may also make “catch-up” contributions of up to an additional $5,500 per year.

Grants of Plan-Based Awards in 2010

The following table sets forth information about awards granted to the named executive officers under our 2003 Long Term Incentive Plan in 2010 and our Executive Bonus Plan for the 2010 fiscal year. We describe these awards in more detail above under the headings “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation.”

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awarded ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Timothy M. Ring	N/A		N/A	656,250	1,312,500	1,968,750	(5)
	12/8/2010	(2)	12/8/2010									115,154	86.145	85.84	2,450,477	(6)
	12/8/2010	(3)	12/8/2010						29,985						2,583,058	(7)
	12/8/2010	(4)	12/8/2010						18,000						1,550,610	(7)

John H. Weiland	N/A		N/A	426,400	852,800	1,279,200	(5)
	12/8/2010	(2)	12/8/2010									71,856	86.145	85.84	1,529,096	(6)
	12/8/2010	(3)	12/8/2010						18,710						1,611,773	(7)
	12/8/2010	(4)	12/8/2010						12,000						1,033,740	(7)

Todd C. Schermerhorn	N/A		N/A	261,765	523,530	785,295	(5)
	12/8/2010	(2)	12/8/2010									43,759	86.145	85.84	931,192	(6)
	12/8/2010	(3)	12/8/2010						11,394						981,536	(7)
	12/8/2010	(4)	12/8/2010						7,200						620,244	(7)

Timothy P. Collins	N/A		N/A	95,000	190,000	285,000	(5)
	N/A		N/A	N/A	190,000	N/A
	12/8/2010	(2)	12/8/2010									29,940	86.145	85.84	637,123	(6)
	12/8/2010	(3)	12/8/2010						7,796						671,586	(7)

Sharon M. Alterio	N/A		N/A	95,000	190,000	285,000	(5)
	N/A		N/A	N/A	190,000	N/A
	12/8/2010	(2)	12/8/2010									29,940	86.145	85.84	637,123	(6)
	12/8/2010	(3)	12/8/2010						7,796						671,586	(7)

(1)	Reflects the potential amounts payable as annual bonus awards under our Executive Bonus Plan. As described above under the heading “Non-Equity Incentive Plan Compensation,” annual bonuses for Messrs. Ring, Weiland and Schermerhorn are determined based on achievement of corporate financial targets. Half of the annual bonus for Mr. Collins and Ms. Alterio is based on the achievement of corporate financial targets and the other half is based on the achievement of certain financial targets for their respective business units. The amount in the first row for Mr. Collins and Ms. Alterio reflects the one-half of their annual bonus based on achievement of corporate financial targets and the amount in the second row reflect the one-half of their annual bonus based on achievement of their respective business unit targets, which as described above have no minimum or maximum amounts.

(2)	Stock options granted under our 2003 Long Term Incentive Plan.

(3)	Performance-contingent restricted stock granted under our 2003 Long Term Incentive Plan.

(4)	Retention grant of performance-contingent restricted stock granted under our 2003 Long Term Incentive Plan.

(5)	Reflects the maximum bonus amount upon 115% achievement of the earnings per share performance target. As noted above in the narrative following the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation,” however, this amount may be increased based on the Company’s average percentage achievement above the secondary targets for annual sales, cash flow from operations and return on equity, which percentage is multiplied by the bonus percentage based on the level of achievement of the earnings per share target to determine the total bonus amount. No bonus payout for 2010 can exceed $3,000,000 pursuant to the terms of the Executive Bonus Plan.

(6)	Amount represents the value of stock options granted in 2010, calculated using a grant date fair value per share of $21.28, determined as of December 8, 2010. The grant date fair value was determined using a binomial-lattice valuation model that takes into account variables such as volatility, dividend yield rate and risk-free interest rate. For a description of the assumptions used to arrive at the grant date fair value, see Note 11 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2010.

(7)	Amount represents the value of performance-contingent restricted stock granted in 2010, calculated using a grant date fair value per share of $86.145.

Outstanding and Exercised Equity Awards

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(3)	Market Value of Shares or Units of Stock that have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(4)
Timothy M. Ring	160,000	—		30.510	04/16/2013	146,674	13,460,273	47,985	4,403,583
	150,000	—		35.710	07/09/2013
	83,125	—		54.965	07/14/2014
	133,000	—		66.795	07/13/2015
	132,325	—		73.990	07/12/2016
	127,628	—		83.473	07/11/2017
	122,052	—		88.755	07/09/2018
	—	90,543	(1)	81.695	12/09/2019
	—	115,154	(2)	86.145	12/08/2020

John H. Weiland	109,720	—		54.965	07/14/2014	97,221	8,921,971	30,710	2,818,257
	87,775	—		66.795	07/13/2015
	87,336	—		73.990	07/12/2016
	84,525	—		83.473	07/11/2017
	81,500	—		88.755	07/09/2018
	—	60,210	(1)	81.695	12/09/2019
	—	71,856	(2)	86.145	12/08/2020

Todd C. Schermerhorn	132,500	—		30.510	04/16/2013	61,611	5,654,041	18,594	1,706,371
	140,000	—		35.710	07/09/2013
	66,800	—		54.965	07/14/2014
	53,440	—		66.795	07/13/2015
	53,173	—		73.990	07/12/2016
	52,500	—		83.473	07/11/2017
	50,000	—		88.755	07/09/2018
	—	36,700	(1)	81.695	12/09/2019
	—	43,759	(2)	86.145	12/08/2020

Timothy P. Collins	4,250	—		31.568	03/31/2013	13,215	1,212,741	7,796	715,439
	12,600	—		54.965	07/14/2014
	10,080	—		66.795	07/13/2015
	11,000	—		73.990	07/12/2016
	11,025	—		83.473	07/11/2017
	18,229	—		88.755	07/09/2018
	—	19,404	(1)	81.695	12/09/2019
	—	29,940	(2)	86.145	12/08/2020

Sharon M. Alterio	17,500	—		56.275	10/04/2014	17,465	1,602,763	7,796	715,439
	10,585	—		66.795	07/13/2015
	11,000	—		73.990	07/12/2016
	11,550	—		83.473	07/11/2017
	18,229	—		88.755	07/09/2018
	—	19,404	(1)	81.695	12/09/2019
	—	29,940	(2)	86.145	12/08/2020

(1)	Reflects stock options granted on December 9, 2009 for which the Compensation Committee has certified that the performance threshold has been achieved and will therefore become 50% vested on each of December 8, 2011 and December 8, 2012.

(2)	Reflects stock options granted on December 8, 2010 that vest on the fifth anniversary of the grant date but are eligible for earlier vesting if we achieve a specified increase in earnings per share in any rolling four-fiscal-quarter period beginning with the quarter in which the grant was made. The option grants will become 50% vested on each of the first and second anniversaries of the date the Compensation Committee certifies the performance goal achievement.

(3)	The restricted stock in this column was granted subject to both performance-based and time-based vesting criteria. Except for grants made to Ms. Alterio prior to her becoming a corporate officer, performance-based vesting must occur before the time-based vesting begins. The performance-based vesting criteria are met upon our achievement of certain targeted increases in earnings per share. For annual grants of restricted stock made to Ms. Alterio in July of 2005, 2006 and 2007, the shares will vest at a specified time, but may vest earlier upon the achievement of performance-based vesting criteria. The performance-based vesting criteria have been met for the shares of restricted stock reflected in this column. Grants made to Ms. Alterio in October of 2005, 2006 and 2007 were installments of a new hire grant and are subject only to time-based vesting criteria. The following chart shows the time-based vesting dates for the unvested shares of restricted stock reflected in this column held by each named executive officer as of December 31, 2010:

Name	Restricted Shares Granted	Grant Date	Performance Vest Date	Time Vest Date
Timothy M. Ring	21,776	July 12, 2006	August 8, 2007	August 8, 2011
	18,000	July 11, 2007	August 13, 2008	August 13, 2012
	20,003	July 11, 2007	August 13, 2008	August 13, 2011
	16,400	July 9, 2008	August 12, 2009	August 12, 2013
	20,940	July 9, 2008	August 12, 2009	August 12, 2012
	18,800	December 9, 2009	December 8, 2010	December 8, 2014
	30,755	December 9, 2009	December 8, 2010	December 8, 2013

John H. Weiland	14,361	July 12, 2006	August 8, 2007	August 8, 2011
	12,000	July 11, 2007	August 13, 2008	August 13, 2012
	13,192	July 11, 2007	August 13, 2008	August 13, 2011
	10,900	July 9, 2008	August 12, 2009	August 12, 2013
	13,817	July 9, 2008	August 12, 2009	August 12, 2012
	12,500	December 9, 2009	December 8, 2010	December 8, 2014
	20,451	December 9, 2009	December 8, 2010	December 8, 2013

Todd C. Schermerhorn	8,458	July 12, 2006	August 8, 2007	August 8, 2011
	7,769	July 11, 2007	August 13, 2008	August 13, 2011
	10,500	July 11, 2007	August 13, 2008	August 13, 2012
	6,600	July 9, 2008	August 12, 2009	August 12, 2013
	8,319	July 9, 2008	August 12, 2009	August 12, 2012
	7,500	December 9, 2009	December 8, 2010	December 8, 2014
	12,465	December 9, 2009	December 8, 2010	December 8, 2013

Timothy P. Collins	1,750	July 12, 2006	August 8, 2007	August 8, 2011
	2,100	July 11, 2007	August 13, 2008	August 13, 2012
	2,775	July 9, 2008	August 12, 2009	August 12, 2013
	6,590	December 9, 2009	December 8, 2010	December 8, 2013

Sharon M. Alterio	2,000	July 12, 2006	August 8, 2007	August 8, 2011
	3,500	October 4, 2006	N/A	October 4, 2011
	2,100	July 11, 2007	August 13, 2008	August 13, 2012
	500	October 4, 2007	N/A	October 4, 2012
	2,775	July 9, 2008	August 12, 2009	August 12, 2012
	6,590	December 9, 2009	December 8, 2010	December 8, 2013

(4)	Amounts in this column are calculated using a price of $91.77 per share, the closing price of our common stock on December 31, 2010.

(5)	All amounts in this column represent performance-contingent restricted stock (including retention grants) granted on December 8, 2010, with vesting provisions as described above under the heading “Summary Compensation Table – Stock Awards.” Neither the performance-based nor time-based vesting criteria have been met for the shares of restricted stock reflected in this column.

Option Exercises and Stock Vested in 2010

The following table sets forth information regarding options exercised by the named executive officers during 2010 and shares of performance-contingent restricted stock held by the named executive officers that vested in 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy M. Ring	56,595	1,555,610	(1)	25,269	2,041,600
John H. Weiland	—	—		20,297	1,639,763
Todd C. Schermerhorn	—	—		9,389	758,596
Timothy P. Collins	—	—		2,108	170,302
Sharon M. Alterio	—	—		5,557	451,245

(1)	Represents amounts realized on the sale of shares upon the exercise of options to satisfy obligations under his 2006 divorce settlement, which sales were made pursuant to a Rule 10b5-1 plan entered into by Mr. Ring.

Pension Benefits

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2010.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Timothy M. Ring	Employees’ Retirement Plan SERP	18 18	282,742 1,978,648	— —

John H. Weiland	Employees’ Retirement Plan SERP	14 14	330,356 1,587,005	— —

Todd C. Schermerhorn	Employees’ Retirement Plan SERP	25 25	362,588 619,170	— —

Timothy P. Collins	Employees’ Retirement Plan SERP	8 8	163,856 176,204	— —

Sharon M. Alterio	Employees’ Retirement Plan SERP	5 5	108,266 174,215	— —

(1)

Since employees are not eligible to participate in the Employees’ Retirement Plan and SERP until they have completed one year of service, the number of years of credited service for each of the named executive officers is one year less than the number of years of actual service to C. R. Bard. Years of credited service shown are rounded to the nearest full year.

Pension and Supplemental Executive Retirement Plan

We maintain a tax-qualified Employees’ Retirement Plan to provide traditional pension benefits for substantially all of our U.S.-based employees, including the named executive officers. In addition, we maintain a Supplemental Executive Retirement Plan, or SERP, to provide benefits to certain of our highly paid employees above the limits imposed on the Employees’ Retirement Plan benefits under the Internal Revenue Code. Effective January 1, 2011, the Employees’ Retirement Plan and the SERP were closed to employees hired on or after that date. However, all employees participating in the Employees’ Retirement Plan and the SERP prior to January 1, 2011, including all of the named executive officers, will continue to participate in such plans as structured prior to January 1, 2011.

The Employees’ Retirement Plan provides monthly benefits at normal retirement (age 65) under a formula based on the participant’s compensation and years of service. The formula equals 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. Pension eligible compensation for the named executive officers consists of regular salary and annual incentive awards under the Executive Bonus Plan, including any portion of the executive’s annual bonus contributed to our MSPP. However, as described above, the Employees’ Retirement Plan is subject to a limit on the amount of each executive’s annual compensation that can be applied to the formula each year. For 2010, that limit was $245,000. In addition, there is a limit on the maximum annual benefit at normal retirement that can be provided under the tax-qualified Employees’ Retirement Plan, although no Employees’ Retirement Plan benefits have reached or are expected to reach this limit for any participants.

The SERP is a non-tax-qualified plan that provides accruals for certain executives, including our named executive officers, equal to the difference between the benefits actually accrued under the tax-qualified Employees’ Retirement Plan, and the benefits that would accrue under the tax-qualified Employees’ Retirement Plan without the Internal Revenue Code limit on compensation that may be considered for purposes of calculating a participant’s benefit or the Internal Revenue Code limit on the annual amount of a participant’s benefits. Together, the Employees’ Retirement Plan and the SERP provide the retirement benefit that would apply under the Employees’ Retirement Plan formula without the Internal Revenue Code limitations.

Participants in the Employees’ Retirement Plan generally vest in their plan benefits after they complete five years of service. In addition to the normal retirement benefit, the Employees’ Retirement Plan provides reduced benefits upon early retirement (age 55) and unreduced benefits as early as age 62. The Employees’ Retirement Plan also provides limited death benefits and limited benefits upon termination due to disability. Eligibility for payment of SERP benefits is dependent on eligibility under the Employees’ Retirement Plan, and reductions for early payment are calculated in the same way as they would be under the Employees’ Retirement Plan. However, SERP benefits become fully vested upon a change of control of C. R. Bard.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. For distributions that are made after December 31, 2008, to comply with Section 409A of the Internal Revenue Code, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan Benefit. In 2008, all participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. Payment options include a lump sum and various annuities.

Mr. Weiland is the only named executive officer currently eligible for early retirement under the Employees’ Retirement Plan and SERP. Participants are eligible for early retirement benefits after completing five years of service and reaching age 55. The monthly amount of early retirement benefits is the age 65 benefit under the formula described above (based on the accruals as of early retirement), but reduced by 0.5% per month for each full calendar month, if any, that early retirement benefits begin before the participant would reach age 62.

The present value of accumulated benefits shown in the table above is calculated as of December 31, 2010. The present value is calculated assuming benefits would be paid in the form of a lump sum at the earliest age at which a participant could retire and receive unreduced benefits, which is age 62. The age 62 lump sum was calculated using the mortality table specified in the Employees’ Retirement Plan (mortality improvements were projected after 2013, the last year of IRS published tables), using a 6.75% lump sum interest rate as of December 31, 2010 and a 6.15% lump sum interest rate for December 31, 2009 and a 6% lump sum interest rate for December 31, 2008 measurements. The limitations applicable to the Employees’ Retirement Plan under the Internal Revenue Code as of December 31, 2010 were used to determine the benefits under each plan. This benefit at retirement age was discounted to a present value using 5.10%, 5.63% and 6.25% discount rates for December 31, 2010, December 31, 2009 and December 31, 2008 measurements, respectively. This present value assumes no preretirement mortality, turnover or disability. For additional information about the assumptions used to calculate the present value of the accumulated benefits, see Note 12 to Consolidated Financial Statements contained in our Form 10-K for the year ended December 31, 2010.

Nonqualified Deferred Compensation

The following table sets forth information regarding our nonqualified deferred compensation arrangements in which our named executive officers participated in 2010.

Name	Plan	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals / Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Timothy M. Ring	MSPP	427,613	199,725	(2)	1,018,208	(4)	909,837	(5)	6,449,596	(6)
	SIRP	—	325,696	(3)	129,042		—		2,124,046	(7)

John H. Weiland	MSPP	926,141	432,696	(2)	990,432	(4)	1,576,368	(5)	6,020,479	(6)
	SIRP	—	257,614	(3)	121,883		—		1,992,621	(7)

Todd C. Schermerhorn	MSPP	568,554	265,651	(2)	472,234	(4)	238,870	(5)	2,961,785	(6)
	SIRP	—	60,564	(3)	29,821		—		483,988	(7)

Timothy P. Collins	MSPP	359,683	168,100	(2)	257,611	(4)	163,548	(5)	1,598,633	(6)
	SIRP	—	42,816	(3)	10,643		—		183,081	(7)

Sharon M. Alterio	MSPP	254,928	119,121	(2)	289,008	(4)	237,338	(5)	1,809,613	(6)
	SIRP	—	38,836	(3)	9,488		—		163,051	(7)

(1)	Amounts represent the portion of the named executive officer’s annual bonus contributed into the MSPP in 2010. This amount was reported as compensation in 2009 and is included in the Summary Compensation Table above in the amount in the “Non-Equity Incentive Plan Compensation” column for 2009.

(2)	Amount represents the grant date fair value of the premium units acquired under the MSPP in 2010. This amount was reported as compensation in 2009 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2009.

(3)	Amount represents accruals under the SIRP in 2010 and is included in the Summary Compensation Table above in the amount in the “All Other Compensation” column for 2010.

(4)	Amount represents the increase in value of all shares in the Management Stock Purchase Plan and units in the MSPP on December 31, 2010 as compared to the value on December 31, 2009, calculated using prices of $91.77 and $77.90, respectively, less the aggregate amount of contributions made by the named executive officer and by the Company in 2010. The Management Stock Purchase Plan provided for the purchase by participants of shares of common stock and was replaced in 2004 by the MSPP. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP, which is described below. Certain of the shares and units remain subject to the restrictions and forfeiture provisions described below, other than for Mr. Weiland.

(5)	Amount represents the value of units in the MSPP that vested in 2010 and/or were distributed in 2010 to the named executive officer.

(6)	Amount represents the value of all shares in the Management Stock Purchase Plan and units in the MSPP, calculated using a price of $91.77 per share, the closing price of our common stock on December 31, 2010. This amount includes the value of shares and units purchased by the named executive officers through contributions of all or a portion of their annual bonuses. The value of these shares and units for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio are $4,574,918, $4,214,537, $2,073,268, $1,119,043 and $1,266,793, respectively, calculated using a price of $91.77 per share.

(7)	Includes the following amounts that were included in the “All Other Compensation” column of the Summary Compensation Table for the named executive officers in the years indicated:

Name	2009	2008
Timothy M. Ring	$319,126	$311,948
John H. Weiland	$229,732	$224,298
Todd C. Schermerhorn	$59,458	$57,972
Timothy P. Collins	N/A	N/A
Sharon M. Alterio	$38,478	N/A

No amounts are shown for Ms. Alterio and Mr. Collins for the years marked N/A since they were not named executive officers during the years indicated.

MSPP

Under our Management Stock Purchase Program, or “MSPP,” the named executive officers and other employees at a specified level and above are required to contribute a portion of their annual bonus to purchase restricted stock units at a discount until they meet certain minimum ownership requirements. In addition, each participant has the option to contribute additional bonus amounts up to 100% of the award. Each restricted stock unit represents the right to receive one share of common stock. The participant purchases restricted stock units at a discount of 30% from the lower of the fair market value of our common stock on the first business day in July of the previous year or the date the bonus is approved in February. In 2010, the price used was $74.38, the fair market value of our common stock on July 1, 2009. We refer to the restricted stock units with a value equal to the amount of the 30% discount as the “premium units.” The value of the premium units for 2010 is reflected above in the column entitled “Registrant Contributions in Last Fiscal Year.” The premium units are restricted from sale for a period of four years from the grant date and are forfeited, on a pro rata basis, if a participant’s employment is terminated because of death, disability or retirement within the four-year restricted period. A participant forfeits all of his or her premium units if the participant’s employment is otherwise terminated during the four-year restricted period unless the Compensation Committee exercises its discretion to vest all or a portion of any unvested units. A participant is always 100% vested in his or her non-premium units. We pay dividend equivalents in cash on all units purchased under the MSPP in the same amount as the dividend paid on shares of common stock. In the event of a change of control of the Company, each participant would receive an immediate distribution of shares of our common stock equal to the number of restricted stock units in his or her account. Except as described above, each participant receives shares of our common stock equal to the number of units in his or her account four years from the date of purchase of the units. Participants may also elect, pursuant to the terms of the MSPP, to defer the receipt of all shares until a later date or retirement.

We adopted the MSPP in 2004 to replace the predecessor Management Stock Purchase Plan, which provided for the purchase by participants of shares of our common stock. Other than the purchase of common stock rather than units, the material features of the Management Stock Purchase Plan mirror the material features of the MSPP described above.

SIRP

We provide supplemental retirement benefits to selected key employees, including our named executive officers, pursuant to our Supplemental Insurance/Retirement Plan, or “SIRP.” Under the SIRP, each participant has an individual notional account balance consisting of employer-funded accruals and interest credits. Participants are not allowed to make contributions to the SIRP.

Each month, we credit an amount to each named executive officer’s SIRP account equal to 1/12 of the executive’s annual salary and annual bonus award, multiplied by 1.1, multiplied by a percentage determined by the executive’s age. The percentage is 2.4% for participants between the ages of 25 and 44, 4.8% for participants between the ages of 45 and 49, 12% for participants between the ages of 50 and 54 and 19.2% for participants between the ages of 55 and 61. Based on this provision, as of December 31, 2010, the rate for Mr. Weiland was 19.2%, the rate for Mr. Ring was 12%, and the rate for Messrs. Schermerhorn and Collins and Ms. Alterio was 4.8%. We also credit each account with interest that is compounded monthly at an annual effective rate of 7.0%.

Under the SIRP, an executive is eligible to retire upon reaching age 55 and completing five years of service (early retirement under our tax-qualified Employees’ Retirement Plan). Upon retirement, a SIRP participant is entitled to payment of his or her account balance in monthly installments over a 15-year period, generally beginning six months after termination of employment. Interest continues to be credited each month on the remaining account balance until the account is fully distributed. If an executive dies after SIRP retirement payments have started, his or her beneficiary will receive payments according to the same schedule applicable to the executive, unless the remaining payments are less than a total of $20,000, in which case a lump sum payment is made to the beneficiary. All of our named executive officers have completed five years of service, but only Mr. Weiland has reached early retirement age.

In general, if a participant in the SIRP terminates employment before reaching retirement eligibility, he or she will not receive any SIRP benefits. However, the SIRP provides a death benefit and a disability benefit for a participant who dies or becomes disabled before retiring. Benefits under the SIRP are also payable to the named executive officers following a termination of employment within three years after a change of control of the Company. These benefits are described below under the heading “Potential Payments Upon Termination or Change of Control.” An executive will forfeit all benefits owed under the SIRP upon violation of a restrictive covenant with us that generally provides that the participant will not engage in business activities that are competitive with our businesses.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain various plans that will require us to provide compensation to the named executive officers in the event of a termination of employment or a termination following a change of control of C. R. Bard.

Payments Upon Termination Other Than Following a Change of Control

Set forth below are descriptions of the various agreements, plans and programs under which benefits may be payable to our named executive officers following termination of employment other than in connection with a change of control, followed by a table that quantifies, to the extent possible, benefits under these agreements, plans and programs assuming that the named executive officer’s employment terminated on December 31, 2010.

Stock Options

Stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment by reason of death, disability or retirement. “Retirement” is defined in the same manner as in our tax-qualified Employees’ Retirement Plan, which generally is age 55 with five years of service. “Disability” is defined in our 2003 Long Term Incentive Plan and generally means an inability of the executive to perform his or her duties to us in all material respects by reason of a physical or mental disability that is reasonably expected to be permanent and has continued for at least six consecutive months or such shorter period as the Compensation Committee may reasonably determine in good faith. If termination is by reason of death or disability, the option remains exercisable for a period of one year from the date of termination. If termination is by reason of retirement, the executive can exercise the option for the remaining life of the option, which cannot exceed ten years from the grant date. If termination is for any reason other than death, disability or retirement, unvested stock options expire immediately unless the Compensation Committee exercises its discretion to accelerate the vesting of the stock options.

Performance-Contingent Restricted Stock

Performance-contingent restricted stock, including the retention grants, granted to our named executive officers that is not vested will vest if the officer terminates employment by reason of death or disability. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. If termination is for any other reason, including retirement, all performance-contingent restricted stock is forfeited unless the Compensation Committee exercises its discretion to vest any unvested shares. The Committee’s practice is to consider, on a case-by-case basis, the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting.

MSPP Premium Units

Premium units purchased under our MSPP are subject to a four-year holding period from the date of purchase. A description of the premium units is set forth above under the Nonqualified Deferred Compensation table. Under the MSPP, unvested premium units are forfeited upon termination of employment other than by reason of death, disability or retirement. If employment terminates by reason of death, disability or retirement, the MSPP provides that unvested premium units will vest, on a pro rata basis in 25% increments for each full year of employment since the date of purchase. “Retirement” is defined as retirement under our tax-qualified Employees’ Retirement Plan, and includes early retirement, which is termination after reaching age 55 with five years of service. “Disability” is defined in the 2003 Long Term Incentive Plan as described above. In addition, the Compensation Committee has the discretion to vest all or a portion of any unvested premium units upon termination of employment. Upon termination of an executive by reason of retirement, the Compensation Committee generally considers on a case-by-case basis the circumstances surrounding the termination, our past practices and then-current market practices in deciding whether to exercise its discretion to accelerate vesting of premium units.

Annual Bonus Award

If an executive were to terminate employment before the end of a fiscal year for reasons other than death, disability or retirement, he or she would not receive an annual bonus award for that year. However, if an executive were to terminate employment due to death, disability or retirement, he or she would receive a prorated annual bonus award for the year of termination based upon the attainment of the actual performance goals for that year. For this purpose, “disability” is defined as a total and permanent disability as determined by a physician, after 26 weeks from the beginning of a physical or mental condition. Retirement means normal or early retirement under our tax-qualified Employees’ Retirement Plan. Early retirement is termination after reaching age 55 with five years of service.

Pension and Supplemental Executive Retirement Plan Benefits

Our named executive officers participate in our tax-qualified Employees’ Retirement Plan and our nonqualified SERP, which are described in detail above in the narrative under the Pension Benefits table. If an employee terminates employment with us and has a vested benefit under the plans at that time, he or she is eligible for benefits. Benefits under the plans are vested after five years of service with us. Under the SERP, each participant would also become fully vested upon a change of control. Each of our named executive officers has completed the service required for vesting and is fully vested under both of these plans.

The plans together provide for monthly benefits at normal retirement (age 65) equal to 0.75% of compensation up to $6,600, plus 1.5% of compensation over $6,600, divided by 12, for each year of service. In addition to the normal retirement benefit that would be payable under the standard formula at age 65 or as early as age 62, the Employees’ Retirement Plan and SERP provide reduced benefits upon early retirement (age 55), or, to a lesser extent, upon termination of employment. The plans also provide limited death benefits and limited benefits upon termination due to disability.

The monthly amount of benefits available upon termination of employment before early retirement other than due to death or disability is equal to the age 65 benefit under the standard formula based on accruals as of termination of employment, but reduced by 0.5% per month for each full calendar month between ages 55 and 62, and further reduced actuarially to the date payments begin prior to age 55. Mr. Weiland is currently eligible for early retirement. Messrs. Ring, Schermerhorn and Collins and Ms. Alterio would be eligible for benefits under this provision upon termination of employment. Under the plans, a participant is eligible for disability benefits if he or she is unable to engage in any substantial gainful activity (employment) by reason of any medically determined physical or mental condition that can be expected to result in death or to last for at least 12 months. The monthly amount of benefits available upon disability is equal to the age 65 benefit under the standard formula based on accruals as of the date employment terminates due to disability, reduced by 0.5% per month for each full calendar month that disability benefits begin before the participant would reach age 62, but not below the amount of the benefit that would be payable upon termination for reasons other than disability.

The general pre-retirement death benefit under the plans is equal to the survivor benefit that would be paid assuming the participant’s accrued benefit at the time of death were paid beginning at early retirement age under a joint and 50% spousal survivor annuity form of benefit. Pre-retirement death benefits are also payable after age 55 to the participant’s surviving spouse or, if there is no surviving spouse, surviving children under age 21. The post-age 55, pre-retirement monthly death benefit would be equal to the amount of monthly retirement payment that would apply if the participant had retired at the time of death and elected a joint and 100% survivor annuity option.

For distributions that occurred prior to January 1, 2009, a participant was generally required to take distributions from the Employees’ Retirement Plan and the SERP at the same time and in the same payment method. For distributions that are made after December 31, 2008, to comply with Section 409A of the Internal Revenue Code, the timing and form of payment of a SERP benefit that was accrued or vested after December 31, 2004 will no longer be linked to the distribution of the Employees’ Retirement Plan benefit. In 2008, all current participants in the SERP were given the opportunity to elect the timing and form of payment of the future distributions of the SERP benefit. New participants are required to make a similar election within 30 days of becoming notified of their eligibility to participate in the SERP. Payment options include a lump sum and various annuities. Payments under the Employees’ Retirement Plan would be paid from that plan’s trust, which is funded solely through annual employer contributions and any earnings on those contributions. We would pay benefits under the SERP directly from our general assets.

Supplemental Insurance/Retirement Plan and Key Executive Insurance Plan

We provide supplemental retirement, death and disability benefits to selected key employees, including the named executive officers, pursuant to our SIRP, as described above in the narrative under the Nonqualified Deferred Compensation table. A participant forfeits all benefits owed under the SIRP upon violation of certain restrictive covenants with us, or upon termination of employment before age 55, other than termination due to death or disability or within three years after a change of control. The restrictive covenants generally provide that the executive officer will not engage in business activities that are competitive with our businesses and will maintain the confidentiality of our confidential information. We pay SIRP benefits from our general assets. Mr. Weiland is age 55 and would have been eligible for benefits under the SIRP if his employment had terminated on December 31, 2010. Since Messrs. Ring, Schermerhorn and Collins and Ms. Alterio have not reached age 55, they would not have been eligible for any benefits under the SIRP if their employment had terminated on December 31, 2010 for any reason other than due to death or disability.

If a participant dies while employed with us, the SIRP provides a death benefit instead of retirement benefits. Under the SIRP, a portion of the death benefit equal to 50% of the executive’s annual base salary is payable in a lump sum upon the executive’s death, and the remainder is payable in equal installments over 60 months. The death benefit for Messrs. Weiland, Schermerhorn and Collins and Ms. Alterio equals the greater of: (i) 5.5 times the executive’s annual base salary; and (ii) three times the executive’s annual base salary, plus the balance of the participant’s SIRP account at the time of death. The death benefit under the SIRP for Mr. Ring equals three times his annual base salary, due to his participation in the Key Executive Insurance Plan, or “KEIP.” The SIRP and KEIP death benefits together provide Mr. Ring with a death benefit equal to 5.5 times annual base salary. The KEIP is a split-dollar life insurance arrangement that we previously established for certain employees, including Mr. Ring. Under the KEIP, we initially paid a portion of the premiums on a whole life insurance policy for Mr. Ring, and Mr. Ring paid a portion of the premiums. Neither Mr. Ring nor the Company currently pay premiums on Mr. Ring’s policy, but the policy remains in effect with premiums paid from the accumulated value of the policy. Upon Mr. Ring’s death, his beneficiary is entitled to a portion of the benefits payable under the policy equal to 2.5 times his then-current annual base salary, payable in installments over 60 months. We are entitled to the remainder of the benefits payable under the life insurance policy after satisfaction of Mr. Ring’s benefits.

If an executive becomes disabled before retirement and remains disabled through age 65, the SIRP pays benefits beginning at age 65. This benefit would be calculated as if the executive had remained employed through age 65. If the disability ceases after age 55 but prior to age 65, and the executive does not return to active employment, the executive receives benefits as if he or she had retired on the date the disability ceased. If an executive becomes disabled and dies before age 65 while remaining disabled, no retirement benefits are payable, but we pay the death benefit described above.

Severance

We do not have a separate formal severance program for executive officers who have change of control agreements. As a result, a decision to make a severance payment to an executive officer is in the discretion of the Compensation Committee. In determining the amount of severance, if any, for executive officers whose employment is terminated by us, the Compensation Committee’s practice is to consider on a case-by-case basis the circumstances surrounding the departure, our past practices and then-current market practices. We entered into an agreement with Mr. Weiland, however, in 1995 at the start of his employment that requires us to pay him one year of base salary and bonus if he is terminated without cause. The term “cause” is not defined in the agreement.

Potential Termination Benefits Other Than Following a Change of Control

The following table sets forth the potential benefits payable pursuant to the arrangements described above for our named executive officers, assuming termination of employment on December 31, 2010 other than in connection with a change of control and a price of $91.77 per share of our common stock, the closing price on that date.

Benefit/Plan/Program	Timothy M. Ring	John H. Weiland		Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Stock Options(1)	$1,559,962	$1,010,806		$615,897	$363,908	$363,908
Restricted Stock(2)	$17,863,856	$11,740,228		$7,360,413	$1,928,179	$2,318,202
MSPP Premium Units/Shares(3)	$366,438	$679,557		$249,431	$143,437	$198,499
Annual Bonus Plan(4)	$1,320,375	$857,917		$526,671	$467,400	$308,275
Employees’ Retirement Plan and SERP(5)	$1,940,531	$2,143,046		$821,878	$284,681	$230,636
SIRP/KEIP
Termination other than for Death or Disability—SIRP(6)	—	$3,473,791		—	—	—
Death—SIRP(7)	$3,150,000	$4,690,400		$3,199,350	$2,612,500	$2,612,500
Death—KEIP(8)	$2,625,000	—		—	—	—
Severance	—	$1,705,600	(9)	—	—	—

(1)	Amounts represent the potential value of unvested stock options that would vest upon termination of employment by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement.

(2)	Amounts represent the potential value of unvested performance-contingent restricted stock, including the retention grants made to Messrs. Ring, Weiland and Schermerhorn, that would vest upon termination of employment by reason of death, disability, or, if vesting were accelerated by the Compensation Committee, by reason of retirement.

(3)	Amounts represent the value of unvested premium units and shares that would have vested upon termination of employment by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement. Assuming acceleration by the Compensation Committee of all unvested premium units and shares for the named executive officers upon termination of employment on December 31, 2010, the potential value of these units and shares for Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio would be $938,440, $1,805,942, $888,517, $479,590 and $542,820, respectively.

(4)	Amounts represent the amount of the bonus payable upon termination by reason of death or disability or, in the case of Mr. Weiland, the only named executive officer who has reached retirement age, by reason of retirement.

(5)	Represents the combined benefits under the plans, assuming each named executive officer elected a lump sum distribution, payable to Messrs. Ring, Schermerhorn and Collins and Ms. Alterio upon termination of employment before early retirement other than for death or disability or payable to Mr. Weiland upon termination of employment upon early retirement. Assuming termination due to death and commencement of survivor benefits on December 31, 2010, the survivor benefit payable with respect to Messrs. Ring, Schermerhorn and Collins and Ms. Alterio would be approximately 40% to 60% of the lump sum payable upon termination of employment as set forth in the table. With respect to Mr. Weiland, since he is currently retirement eligible, a higher survivor benefit would apply and would provide for approximately 90% to 100% of the lump sum payable at termination of employment.

(6)	This amount is the aggregate of payments to be made in monthly installments over 15 years (beginning six months after termination of employment) for any reason other than death or disability. None of the named executive officers, with the exception of Mr. Weiland, have reached retirement age as of December 31, 2010 and therefore were not eligible for benefits under the SIRP.

(7)	Amounts represent the death benefit payable to each of the named executive officers, with 50% of the executive’s annual base salary payable in a lump sum upon death and the remainder payable in equal installments over 60 months. This amount does not reflect interest that would be payable pursuant to the plan as a result of the six month delay in payment required under Section 409A of the Internal Revenue Code.

(8)	The amounts payable under the KEIP would have been paid by the insurer pursuant to the whole life insurance policies subject to the KEIP.

(9)	Represents one year of base salary and bonus, calculated based on Mr. Weiland’s 2010 base salary plus a bonus component valued at 100% of his target bonus for 2010 pursuant to the agreement described above under the heading “Severance.” This amount would only be payable if termination on December 31, 2010 were other than for cause.

Payments Upon Termination Following a Change of Control

The potential payments to our named executive officers upon termination of employment following a change of control of the Company are described below under the headings “Change of Control Agreements,” “Long Term Incentive Plan” and “SIRP.” All amounts are calculated assuming termination on December 31, 2010.

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide for benefits upon:

(A)	termination of employment by the executive for “good reason,” or by us or the successor company without “cause,” in either case within three years after a change of control, or before a change of control if the executive is terminated in connection with a proposed change of control; or

(B)	the executive’s termination for any reason during the six-month period following the first anniversary of a change of control.

The benefits are as follows:

•	accrued base salary and a prorated bonus through the date of termination, based on an average of the annual incentive bonus for the prior three years;

•	severance pay equal to three times the sum of the executive officer’s highest base salary and average annual incentive bonus during the prior three years;

•	all compensation previously deferred by the executive officer and not yet paid to him or her;

•	an amount equal to the additional accruals under our pension plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation;

•	continued participation in our benefit plans for three years, or, if such participation is not possible, provision of substantially similar benefits; and

•	outplacement services and financial counseling services for three years.

We or the successor company must pay the cash amounts in a lump sum within ten days after termination of the executive’s employment, unless the executive elects to receive installments. Payments to certain employees, including our named executive officers, are required by Section 409A of the Internal Revenue Code to be delayed for six months after termination of employment. The agreements also provide for a gross-up payment if the executive officer is subject to excise taxes under Section 4999 of the Internal Revenue Code. This payment would be calculated by a national accounting firm so that the amount remaining, after all taxes have been paid from the gross-up payment, is equal to the amount of the executive’s excise tax. Effective for all new change of control agreements entered into in 2010 and thereafter, the Committee removed the tax gross-up payments and the “walk-away” rights referred to in clause (B) above.

“Change of control” is defined in the agreements as any change of control that has to be reported on Form 8-K. A change of control is also deemed to occur upon the acquisition by a person or a group of 20% or more of the voting power of our stock or a change in the members of our Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors.

The executive could terminate for “good reason” upon us or our successor company: (i) taking any action that results in a reduction in the executive’s position, authority, duties or responsibilities, other than a minor action that is remedied promptly after the executive notifies us of the action; (ii) failing to provide the compensation specified under the agreements and a minimum level of benefits, as well as expense reimbursement and support staff, based on the level provided prior to the change of control; (iii) requiring the executive to relocate to an office more than 35 miles from the current location; (iv) attempting to terminate the executive in a manner not permitted by the agreements (for example, terminating the executive for cause without providing the required notice of termination); or (v) failing to require a successor to assume the agreements. “Cause” is defined as: (a) any act of dishonesty intended to result in substantial personal enrichment of the executive at our (or our successor company’s) expense; (b) repeated willful and deliberate violations of the executive’s job responsibilities under the agreement that are not corrected after notice from us (or our successor company); or (c) the executive’s conviction of a felony.

In addition, upon the executive’s termination due to death or disability after a change of control, the agreements require death or disability benefits, as applicable, to be provided to the executive and his or her family at least as favorable as those in effect prior to the change of control.

The agreements expire three years after any change of control or, if earlier, upon the executive’s reaching the normal retirement date under our retirement plan, which is age 65. Under certain circumstances, the Board of Directors may also terminate the agreements prior to any change of control. The agreements also will expire upon the executive officer’s death, permanent disability or termination of employment for cause. The agreements require the executive officers to maintain the confidentiality of our information.

Potential Termination Benefits Following a Change of Control

The following table describes the potential payments that would be made pursuant to the change of control agreements presently in effect between us and each of the named executive officers upon termination of employment following a change of control of the Company as of December 31, 2010:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Severance Payment(1)(4)	$7,320,875	$5,270,657	$3,410,023	$2,162,875	$2,294,264
Bonus—Year of Termination(2)(4)	$1,386,483	$901,609	$553,454	$245,284	$288,961
Additional Pension Payment(3)(4)	$1,747,027	$1,518,379	$659,603	$398,775	$318,190
Financial Counseling Services(5)	$15,000	$15,000	$15,000	$15,000	$15,000
Welfare Benefit Continuation(6)	$69,064	$69,064	$69,064	$69,064	$69,064
Outplacement Services(7)	$50,000	$50,000	$50,000	$50,000	$50,000
Excise Tax & Gross-Up(8)	$ —	$ —	$ —	$2,064,844	$2,489,253

(1)	Amounts represent three times the sum of the highest base salary and average annual incentive bonus during the prior three years.

(2)	Amounts represent the annual incentive bonus for the year in which the termination of employment occurs, based on an average of the annual incentive bonus for the prior three years, on a pro rata basis through the date of termination.

(3)	Amounts represent the present value of additional accruals under our Employees’ Retirement Plan and SERP that would apply if the executive had an additional three years of age and service and a 6% annual increase in compensation. Amounts are based on the plans’ calculation of lump sum payments, which, for terminations on December 31, 2010 that would result in payments in 2011 is based upon the present value of a lifetime annuity using the minimum assumptions permissible under law for 2011 lump sum payments, which include discount rates of 2.21%, 4.61% and 5.46% over the life expectancy of the individual. The lump sum is the present value of the benefit provided at the earliest retirement age.

(4)	These amounts do not reflect interest that would be payable as a result of the six-month delay in payment required under Section 409A of the Internal Revenue Code.

(5)	Amounts represent estimated cost of financial planning services for a period of three years, assuming a cost of $5,000 per year.

(6)	Amounts represent the present value of the estimated cost for continuation of welfare benefits, which are life, health and disability benefits, for a period of three years, assuming an average cost of $23,175 per year. For purposes of the present value calculation, we used 120% of the short-term applicable federal interest rate of 0.38%, compounded semi-annually.

(7)	Amounts represent estimated cost for outplacement services for a period of three years, assuming a one-time cost of $50,000.

(8)	Represents estimated excise taxes plus an estimated “gross-up” payment relating to the excise tax, assuming an effective individual federal income tax rate of 35%, a state income tax rate of 9.9% for Mr. Collins and Ms. Alterio and a Medicare tax rate of 1.45%. The gross-up payment is an additional amount that we are required to pay to the executive in order to make the executive whole for federal excise taxes imposed on the executive as a result of the executive’s receipt of payments that are contingent upon a change of control, as well as the payment of all federal and state income and excise taxes imposed on the gross-up payment. In determining the excise tax and gross-up amount shown in this table, we allocated a portion of the value of the payments to be made to the executive to a one-year non-compete agreement with the executive. We have been advised that such an allocation is customary in the event of an actual change of control and would result in a reduction of the amount of the applicable excise tax. For purposes of this table, the value allocated to the non-compete agreements with the named executive officers is the aggregate value of the executive’s total compensation for 2010 as reflected in the Summary Compensation Table above. In the event of an actual change of control, an alternative approach to determine the value to allocate to the non-compete agreement may be used, which could include an independent market value analysis of these non-compete agreements. In addition, amounts representing any pro rata bonuses payable to the named executive officers in the year of termination have not been included in determining the estimated excise tax because we have been advised that it is customary for such regular and recurring bonus payments to be excluded from the calculation of excise tax under Section 280G and Section 4999 of the Internal Revenue Code.

Long Term Incentive Plan

Our named executive officers currently hold restricted stock and stock options awarded under our 2003 Long Term Incentive Plan and its predecessor plan, our 1993 Long Term Incentive Plan, as well as premium units under our MSPP, which is a program under our 2003 Long Term Incentive Plan, and premium shares under the predecessor Management Stock Purchase Plan. Each of these plans provides for all participants that any securities that are not vested become immediately vested upon a change of control, with the exception of the retention grants made to Messrs. Ring, Weiland and Schermerhorn, which do not automatically vest and which remain subject to any vesting and transferability restrictions, except to the extent that the Compensation Committee determines otherwise. “Change of control” is defined substantially in the same manner as in our change of control agreements described above. The following table describes the potential value to the named executive officers associated with the accelerated vesting of unexercisable stock options, unvested restricted stock (other than the retention grants), and unvested MSPP premium units or unvested Management Stock Purchase Plan shares upon a change of control of the Company as of December 31, 2010:

Benefit/Payment	Timothy M. Ring	John H. Weiland	Todd C. Schermerhorn	Timothy P. Collins	Sharon M. Alterio
Unexercisable Stock Options(1)	$1,559,962	—	$615,897	$363,908	$363,908
Unvested Restricted Stock(2)	$11,329,832	$7,390,330	$4,442,127	$1,928,179	$2,318,202
Unvested Premium Units/Shares(3)	$938,440	$1,805,942	$888,517	$479,590	$542,820

(1)	Aggregate value of unexercisable stock options calculated based on the difference between the exercise price of the unexercisable stock options and $91.77, the closing price of our common stock on December 31, 2010. As described above under “Stock Options,” stock options granted to our named executive officers that are not vested become fully vested and exercisable if the officer terminates employment after reaching retirement age. Mr. Weiland has reached the age of retirement and, as a result, his unvested stock options would vest upon his termination, with or without a change of control.

(2)	Aggregate value of unvested shares of restricted stock, other than the retention grants to Messrs. Ring, Weiland and Schermerhorn, calculated at a price of $91.77 per share, the closing price of our common stock on December 31, 2010.

(3)	Aggregate value of unvested premium units and shares under our MSPP and Management Stock Purchase Plan, respectively, calculated at a price of $91.77 per share, the closing price of our common stock on December 31, 2010.

In December 2010, the Company discontinued granting limited stock appreciation rights, or “LSARs,” in tandem with stock options. Prior to December 2010, LSARs were granted to our named executive officers in tandem with stock options. The LSARs may only be exercised within sixty days after a change of control of the Company. The LSARs give an executive the right to receive payment in cash or shares (as determined by us) equal to the difference between the fair market value of a share of our common stock on the date of exercise, or, if higher, the highest price per share paid in connection with the change of control, minus the exercise price of the option. In the event the LSAR is exercised, the related options are cancelled, and vice versa. The LSARs are vested to the same extent as the related stock options. The term “change of control” applicable to LSARs is defined substantially in the same manner as in the change of control agreements, as described above. The potential value to the named executive officers upon exercise of their LSARs following a change of control, assuming the fair market value on December 31, 2010, is at least as high as the change of control price, and is equivalent to the amount set forth in the table above in the “Unexercisable Stock Options” row.

SIRP

We provide supplemental retirement benefits to the named executive officers pursuant to our SIRP. Retirement benefits under our SIRP are payable to the named executive officers following a termination of employment for any reason within three years after a change of control of the Company. The amount payable upon termination within three years after a change of control is the usual retirement benefit under the SIRP, but with the account balance calculated as if the executive had remained employed and continued to receive annual accruals to his or her account, and retired upon reaching age 65. The age 65 account balance is determined by assuming a 6% increase in salary and annual bonus each year after termination. The projected age 65 benefit payable over 15 years is then converted to a lump sum payable six months after termination. The lump sum is calculated by discounting back the projected age 65 benefit to the executive’s actual age, using a 4.29% interest rate. The executive may also elect to defer payment of the lump sum to a fixed future date, subject to certain restrictions. “Change of Control” is defined under the SIRP as the beneficial ownership by a person of 25% or more of the voting power of our stock or a change in a majority of our Board of Directors during any period of two years or less. Assuming a termination on December 31, 2010 following a change of control, the amount of the payment under the SIRP to each of Messrs. Ring, Weiland, Schermerhorn and Collins and Ms. Alterio would equal $9,844,133, $6,868,155, $4,842,057, $3,405,246 and $3,616,742, respectively.

DIRECTOR COMPENSATION

The table below sets forth compensation received by each non-employee director during 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David M. Barrett	69,800	167,076	—	—	—	74,800	311,676
Marc C. Breslawsky	80,400	68,916	—	—	—	74,800	224,116
T. Kevin Dunnigan	107,000	68,916	—	—	—	69,800	245,716
Herbert L. Henkel	89,350	68,916	—	—	—	69,800	228,066
John C. Kelly	73,100	101,636	—	—	—	74,800	249,536
Theodore E. Martin	95,250	167,076	—	—	—	69,800	332,126
Gail K. Naughton	76,400	68,916	—	—	—	74,800	220,116
Tommy G. Thompson	76,400	68,916	—	—	—	79,800	225,116
Anthony Welters	87,700	167,076	—	—	—	69,800	324,576
Tony L. White	92,050	167,076	—	—	—	74,800	333,926

(1)	Messrs. Breslawsky, Henkel, Martin, Thompson and Welters have deferred all of their cash fees earned in 2010 into 985, 1,086, 1,162, 936, and 1,064 shares of phantom stock, respectively. Dr. Barrett has deferred 50% of his cash fees in 2010 into 430 shares of phantom stock and 50% into a deferred interest account. Messrs. Dunnigan and White did not defer their cash fees in 2010; however, deferral accounts for fees deferred in previous years are maintained on their behalf. Dr. Naughton and Mr. Kelly did not defer their cash fees in 2010. For a description of the fees paid to non-employee directors and the deferral of such fees, see “Fees and Deferred Compensation” below.

(2)	Amounts in this column represent the aggregate grant date fair value of stock awards in 2010 under our 2005 Directors’ Stock Award Plan. The grant date fair value for formula-based awards made to Dr. Barrett and Messrs. Kelly, Martin, Welters and White on October 1, 2010 was $81.80, and for nonformula-based awards made to all non-employee directors on December 8, 2010 was $86.145. For a description of the stock awards granted to non-employee directors, see “Stock Awards and Option Awards — Stock Awards” below.

(3)	Amounts in this column include the value of share equivalent units granted to non-employee directors on December 31, 2010 under our Stock Equivalent Plan. For a description of the method for calculating the number of share equivalent units granted under the Stock Equivalent Plan, see “Stock Equivalent Plan for Outside Directors” below. For Drs. Barrett and Naughton and Messrs. Breslawsky, Kelly and White, the amount in this column also includes a contribution in the amount of $5,000 and for Mr. Thompson in the amount of $10,000 made by our charitable foundation for 2010 on their behalf under the foundation’s matching gift program. $5,000 of the amount for Mr. Thompson applied to a contribution he made in 2009. For a description of the matching gift program, see “Matching Gift Program” below.

The table below sets forth the aggregate number of outstanding stock awards, option awards, phantom stock shares under the Deferred Compensation Contract and share equivalent units under the Stock Equivalent Plan held by each director as of December 31, 2010.

Name	Stock Awards (#)	Option Awards (#)	Deferred Compensation Contract — Phantom Stock Shares (#)	Stock Equivalent Plan — Share Equivalent Units (#)
David M. Barrett	2,000	1,200	692	1,647
Marc C. Breslawsky	2,000	16,800	26,585	21,475
T. Kevin Dunnigan	1,600	9,600	21,686	27,103
Herbert L. Henkel	2,000	16,800	11,958	9,139
John C. Kelly	1,200	1,200	—	1,647
Theodore E. Martin	2,400	10,800	8,359	7,393
Gail K. Naughton	1,600	3,600	—	5,989
Tommy G. Thompson	2,000	6,000	4,885	5,014
Anthony Welters	2,400	16,800	15,123	14,281
Tony L. White	2,400	16,800	19,183	21,475

Fees and Deferred Compensation

In October 2010, the Governance Committee performed its annual review of directors’ compensation and determined to maintain 2011 compensation at the 2010 level.

Cash Fees

In 2010, non-employee directors received an annual cash retainer in the amount of $50,000, which was paid quarterly. In addition, for each Board of Directors and committee meeting attended and for scheduled interim conferences, each non-employee director receives a fee of $1,650, except for committee chairs, who receive a fee of $3,650 for each committee meeting and scheduled interim conference. In 2011, the lead director will also receive an annual cash retainer in the amount of $20,000, payable quarterly. Directors who are also our employees do not receive any additional compensation for their service as directors.

Deferred Compensation Contract

Our directors may defer all or a portion of their cash fees under our Deferred Compensation Contract, Deferral of Directors’ Fees. Under this arrangement, the director’s deferred amounts are credited to a bookkeeping account for the director. The director may elect (i) to have the account credited with interest, or (ii) to have the account deemed invested in shares of our common stock, referred to as “phantom” stock, with the value of the account determined by the price of our common stock and the number of phantom stock shares in the account. Each of our directors who currently defers fees has elected to place his or her deferrals in a deferred stock account, except for Dr. Barrett who has deferred 50% of his cash fees into a deferred stock account and 50% of his cash fees into a deferred interest account. The deferred stock accounts are credited with a number of phantom stock shares equal to the dollar amount of the fees deferred, divided by the value of a share of our common stock on the date the fees would otherwise have been paid. Upon termination of service as a director, we convert the phantom stock in the director’s deferred stock account back to a cash value by multiplying the total number of shares of phantom stock by the value of a share of our common stock at that time. No shares of our common stock are purchased or issued in connection with this arrangement, and all deferred stock accounts are paid in cash. Dividend equivalents are credited on phantom stock in the same amount as paid on our common stock and are automatically deemed reinvested into additional shares of phantom stock. A deferred interest account is credited quarterly, until the account has been distributed, with (i) simple interest equal to the average percentage of interest earned on our marketable securities portfolio during the preceding three months, or (ii) if we do not have a marketable securities portfolio, the prime rate as of the end of the quarter as published in the Wall Street Journal. We pay the value of an account, as elected by the director, in up to ten annual installments or as a lump sum following the termination of a director’s term, as elected by the director.

Stock Awards and Option Awards

Stock Awards

The 2005 Directors’ Stock Award Plan (the “Stock Award Plan”) provides for the grant of automatic, or “formula-based,” stock awards to each director in the year of his or her appointment, election or re-election as a director. Under the formula, each non-employee director receives a grant of 400 shares of restricted stock for each year or partial year remaining in his or her term on the first business day in October following appointment or election. Therefore, a non-employee director who is elected to the Board of Directors for a three-year term receives a stock award of 1,200 shares of common stock. The shares are subject to both a vesting restriction and a transfer restriction. Under the Stock Award Plan, 400 of the shares vest immediately and the remaining 800 shares are subject to forfeiture and vest in 50% increments on each of the first two anniversaries of the grant date. Once vested, the shares are subject to a restriction on transfer for an additional period of two years, but are no longer subject to forfeiture. Any unvested shares of a formula-based stock award are forfeited if a person ceases to serve as a director for any reason.

We may also grant our non-employee directors additional discretionary, or “nonformula-based,” stock awards under the Stock Award Plan. The Governance Committee grants these shares and sets any conditions or restrictions. On December 8, 2010, each non-employee director received a nonformula-based stock award of 800 shares that vests in full at the end of three years. This included 400 shares awarded in lieu of the “formula-based” option award. Subject to the discretion of the Governance Committee, unvested shares of a nonformula-based stock award are forfeited in the event a person ceases to serve as a director, except as a result of death or retirement, in which case all such shares will vest. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to stock awards granted under this plan.

Option Awards

In December 2010, the Governance Committee eliminated the grant of formula-based option awards in favor of full value stock awards, and the Stock Award Plan was amended accordingly. Previous grants of formula-based option awards were made at the same time that option grants were made to the Company’s officers. The options have an exercise price equal to the fair market value of our common stock on the date of grant and vest in 400 share increments on each of the first three anniversaries of the grant date. The Governance Committee may grant non-employee directors nonformula-based option awards under the Stock Award Plan, and determines any conditions or restrictions on the grants. No nonformula-based option awards were granted to directors in 2010.

If a person ceases to serve as a director for any reason other than death or retirement, any unvested options will expire immediately. If a person ceases to serve as a director as a result of his or her death, his or her personal representative may exercise all vested and unvested options for a period of one year but in no event beyond the term of the option. If a person ceases to serve as a director as a result of his or her retirement, he or she may exercise all vested options through the term of the option, and all unvested options will expire immediately. The Stock Award Plan provides that the Governance Committee has the discretion to accelerate vesting or waive any vesting conditions with respect to option awards under this plan.

Stock Equivalent Plan for Outside Directors

We also maintain the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., or the “Stock Equivalent Plan.” Under the Stock Equivalent Plan, we maintain a bookkeeping account for each non-employee director to which we credit an amount on December 31st each year. The account is deemed invested in shares of our common stock, referred to as “share equivalent units,” with the value of the account determined by the price of our common stock and the number of share equivalent units in the account. No shares of our common stock are actually purchased or issued in connection with this arrangement. The annual grant of share equivalent units under the Stock Equivalent Plan is determined according to a formula, which provides that a director receives a number of share equivalent units equal to (i) the sum of (A) the annual retainer then in effect for non-employee directors and (B) 12 times the per-meeting fee for non-employee directors then in effect, divided by (ii) the fair market value of a share of our common stock on the last trading day of the year. The fair market value is defined as the average of the high and low selling prices of our common stock on the NYSE. Based on the formula described above, the value of the share equivalent units granted to each non-employee director effective December 31, 2010 was approximately $69,800, and included 757 share equivalent units based on a price of $92.22 per share, the fair market value of our common stock on December 31, 2010.

Each director’s account in the Stock Equivalent Plan becomes vested after five years of service on our Board of Directors, or immediately upon a change of control, which is defined in the same manner as under our executive change of control agreements described above. If the account is not vested at the time the director terminates service, all benefits are forfeited. In addition, if we terminate a director for “cause,” then his or her entire account, whether vested or unvested, will be forfeited. “Cause” is defined as a breach of a director’s duty of loyalty to us or our shareholders, any act not in good faith or involving a knowing violation of law, or any act resulting in the director’s receipt of an improper personal benefit. Other than following a change of control or after the director’s death, a director will also forfeit any remaining unpaid benefits if he or she fails to remain available to provide advice and counsel to us or engages in activities the Board of Directors determines to be competitive with our interests following termination of service.

Payment of benefits generally may not begin before the director reaches age 55. The value of the director’s account is equal to the total number of share equivalent units credited to the account, multiplied by the average of the closing prices of our common stock on the NYSE during the six-month period immediately preceding the director’s date of termination. We pay benefits under the Stock Equivalent Plan in cash, either in a lump sum or in quarterly installments over a number of years equal to the number of full or partial years the director served on our Board of Directors, at the director’s election. If the director elects to receive a lump sum, the amount of the lump sum is equal to the present value of the installment payments, discounted using the 30-year treasury rate in effect on the date the director terminates service. If our directors’ annual retainer or meeting fees are increased after a participant terminates service as a director, the Governance Committee may, in its discretion, prospectively increase the benefit payments to be paid or being paid to any retired non-employee directors.

In the event of a participant’s death on or after payment has begun, his or her beneficiary will receive the participant’s remaining interest. If a participant dies before payment has begun, the participant’s beneficiary will receive the payments, if any, that the participant would have received if the participant had terminated service as a director on the date of the participant’s death. Since benefits under the Stock Equivalent Plan are generally payable to non-employee directors only after a director has served on the Board of Directors for at least five years, the beneficiary of a director who terminates service due to death before completing five years of service would typically not receive any benefits under the Stock Equivalent Plan. To offset this, we pay an additional death benefit for non-employee directors equal to $25,000 per year for each year of service on the Board of Directors, up to five years. After the director completes five years of service, we no longer provide the additional death benefit, and any benefits payable to the director’s beneficiary would be determined by the terms of the Stock Equivalent Plan. We have not purchased insurance relating to the additional death benefit, and therefore any benefits would be paid out of our general assets.

Matching Gift Program

Directors are eligible to participate in the C. R. Bard Foundation, Inc. Matching Gift Program, under which our foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in this program is $5,000 in any calendar year.

RELATED PERSON TRANSACTIONS

We offer a relocation assistance program for employees who relocate at our request and whose relocation meets certain mileage and other criteria. We believe this program offers sufficient assistance to encourage employees to accept the relocation and to remain focused on the new opportunity. The relocation program provides a relocating executive who is eligible for benefits under this program with financial assistance, both in selling his or her existing home and in purchasing a new residence.

In 2010, Ms. Alterio received benefits under the relocation program in connection with her relocation to our corporate headquarters in Murray Hill, New Jersey. Ms. Alterio sold her home to a relocation company for $980,000 in 2009, which represented the average appraised value of her home at the time of such sale. In connection with this sale, we reimbursed Ms. Alterio for the loss she incurred in connection with the sale of her home to the relocation company and paid to the relocation company fees associated with maintaining the home in its inventory.

The relocation company completed the sale of the home for $950,000 in January 2010. The Company paid the relocation company the difference between the purchase price paid to Ms. Alterio by the relocation company and the amount of the final sale price, along with closing costs, real estate commission and any remaining out-of-pocket expenses and associated fees. See also “All Other Compensation — Perquisites” above for a description of certain repayment obligations with respect to relocation benefits.

Policies and Procedures for Transactions with Related Persons

We attempt to analyze all transactions in which C. R. Bard participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Business Ethics Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to our President and Chief Operating Officer or to another corporate officer. The President and Chief Operating Officer or other officer will generally consult with the Law Department, and a determination will be made as to whether the activity is permissible. A copy of our Business Ethics Policy is available on our website at www.crbard.com.

In addition to the reporting requirements under the Business Ethics Policy, to identify related person transactions, each year we submit and require our directors and officers to complete Director and/or Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by the Law Department of all companies known to the Law Department that are affiliated with a related person. Any potential transactions with such companies or any potential related person transactions are reviewed by the Law Department and brought to the attention of the Governance Committee as appropriate. Our Governance Committee is responsible for reviewing and approving all material transactions with any related person, including any charitable contributions to an affiliated entity above $25,000.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	10,188,325	(1)	$56.52	4,847,027	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	10,188,325		$56.52	4,847,027

(1)	Includes 7,942,109 options (which do not carry dividend equivalent rights) and 2,246,216 awards of restricted stock, restricted stock units and other performance-based awards (including 458,244 restricted stock units purchased by participants under the MSPP from a portion of their bonus).

(2)	Includes 57,166 shares under the 2005 Directors’ Stock Award Plan, 4,607,991 shares under the 2003 Long Term Incentive Plan and 181,870 shares under the 1998 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

To the Board of Directors of C. R. Bard, Inc.:

We have reviewed and discussed with management the Company’s consolidated audited financial statements as of and for the year ended December 31, 2010.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the communications from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with the independent registered public accounting firm its independence. We have considered whether the provision of non-audit services performed by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

THE AUDIT COMMITTEE
John C. Kelly, Chairman
Marc C. Breslawsky
T. Kevin Dunnigan
Theodore E. Martin

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP to audit our accounts for the fiscal year ending December 31, 2011. Because KPMG LLP’s report will be addressed to the shareholders as well as the Board of Directors, the holders of our common stock are asked to ratify this selection. We have been advised that representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. We expect that the representatives will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE “FOR” PROPOSAL NO. 2.

Fiscal 2010 and 2009 Independent Registered Public Accounting Firm Fee Summary

The following table presents the aggregate fees billed and accrued for professional services rendered by our independent registered public accounting firm in the “audit fees” category and fees billed in the fiscal years for the “audit-related fees,” “tax fees” and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended December 31, 2010 and December 31, 2009.

Type of Fees	2010	2009
Audit Fees	$3,783,000	$3,398,000
Audit-Related Fees(1)	$188,000	$188,000
Tax Fees(2)	$1,092,000	$904,000
All Other Fees	—	—

Total	$5,063,000	$4,490,000

(1)	Audit-related professional services consisted principally of audits of benefit plans.

(2)	The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2010 were $332,000, $689,000 and $71,000, respectively. The fees billed by KPMG LLP related to tax compliance, tax advice and tax planning for 2009 were $327,000, $491,000 and $86,000, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and procedure to review, consider and ultimately pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. The Audit Committee pre-approved all of the services for the fiscal year ended December 31, 2010, described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by the independent registered public accounting firm. The policy: (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independence of the independent registered public accounting firm is not impaired; (ii) describes in detail the audit, audit-related, tax and other services that may be provided, including the range of fees for such services, and the non-audit services that may not be performed; and (iii) sets forth procedures for the pre-approval of all permitted services. The Audit Committee must separately pre-approve any service not specifically included in the policy, including the fee level for that service.

Any excess in fees for a service over the previously approved level, whether included in the policy or specifically approved by the Audit Committee, requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months unless the Audit Committee specifically provides for a different period. In accordance with the policy, the Chairman of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available, provided that any pre-approval decision made by the Chairman for permissible tax services is limited to $25,000. The Chairman must report such approval to the Audit Committee at its next meeting.

PROPOSAL NO. 3 — “SAY-ON-PAY” ADVISORY VOTE ON

THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short- and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement, which discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure that describe the compensation of our five most highly-compensated executive officers in fiscal year 2010.

In accordance with the recent changes to Section 14A of the Securities Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the 2011 Annual Meeting of Shareholders to approve the following advisory resolution:

Adoption of Proposal No. 3

RESOLVED, that the shareholders approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.

This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4 — “SAY-WHEN-ON-PAY” ADVISORY VOTE ON

THE APPROVAL OF THE FREQUENCY OF SHAREHOLDER VOTES

ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The following proposal gives you, as a shareholder, the opportunity to inform us as to how frequently you wish the Company to include a proposal (i.e., a “Say-on-Pay” proposal) to permit shareholders to cast an advisory vote on the compensation of our named executive officers in our future annual proxy statements (i.e., a proposal similar to Proposal No. 3 of this proxy statement). In accordance with the recent changes to Section 14A of the Securities Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, public companies are now required to submit a proposal to their shareholders regarding the frequency of “Say-on-Pay” votes at least every six years.

In accordance with the new rules, this proposal provides shareholders with the opportunity to cast a non-binding advisory vote on the frequency of “Say-on-Pay” votes. As indicated on your proxy card, you have four choices with respect to the frequency of “Say-on-Pay” votes during the next six years: (i) every year; (ii) every two years; (iii) every three years; or (iv) abstain.

The Board of Directors believes that it is in the best interest of the Company and its shareholders that a “Say-on-Pay” vote be held annually. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. By conducting annual advisory votes on executive compensation, shareholders are able to express their views on our executive compensation program and provide us with more direct and immediate feedback on our compensation disclosures. The Board believes it is best to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing feedback from shareholders. Shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. If the shareholders agree with the Board of Directors recommendation regarding the frequency of “Say-on-Pay” proposals, the next “Say-on-Pay” proposal (after the proposal contained in this proxy statement as Proposal No. 3) would be included in the proxy statement relating to our 2012 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of “Say-on-Pay” proposals in our proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” UNDER

PROPOSAL NO. 4.

PROPOSAL NO. 5 — SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING

We have received a shareholder proposal from Walden Asset Management, a division of Boston Trust & Investment Management Company (collectively “Walden”), as primary filer, whose address is One Beacon Street, Boston, Massachusetts 02108. Walden indicated in its proposal that it holds 110,000 shares of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below. There were also 18 co-filers to the proposal who collectively indicated that they hold 13,934 shares of our common stock. The names, addresses and shareholdings of the co-filers will be furnished by the Company to any person promptly upon the receipt of any oral or written request.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

WHEREAS:

Internationally recognized index leader Dow Jones defines sustainable business as “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.”

We believe reporting on significant environmental, social and governance (ESG) factors makes a company more responsive to the global business environment, characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive constructive feedback.

Companies such as Bloomberg provide information on ESG performance that others including Goldman Sachs and Morgan Stanley utilize to assist in investment decisions. The Carbon Disclosure Project (CDP), representing 534 institutional investors globally with $64 trillion in assets, requests greater disclosure from companies on their climate change management programs. The 2010 company response rate to the CDP for the S&P 500 was more than 70% and at least 82% for the FTSE Global Equity Index Series.

Furthermore, disclosure of ESG-related factors is on the rise. According to a 2008 KPMG report on sustainability reporting, 79% of the 250 Global Fortune companies produce reports compared to 52% in 2005. Of the 100 top U.S. companies by revenue, 73% produced reports compared to 32% in 2005.

Industry peers like Baxter International, Medtronic, Johnson & Johnson and Boston Scientific have identified relevant ESG factors and address them through sustainability programs and reports.

In contrast, C.R. Bard (Bard) does not report in any detail on its sustainability efforts and declined to participate in the CDP. Transparency on climate change abatement goals is one of the most financially significant environmental issues currently facing investors.

Moreover, last year this resolution received a shareholder vote of 32.4%, indicating strong support for sustainability reporting.

Occupational safety and health, vendor and labor standards, and environmental impacts of Bard’s single-patient-use medical products are particularly important ESG considerations for Bard and can pose significant regulatory, legal, reputational and financial risks. Already, large healthcare providers such as Kaiser Permanente require suppliers to provide environmental data on medical equipment and products purchased.

RESOLVED

Shareholders request that C.R. Bard issue a sustainability report describing the company’s ESG performance including GHG reduction targets and goals. The report should be prepared at reasonable cost, omitting proprietary information, by September 1, 2011.

SUPPORTING STATEMENT

We recommend that the report include a company-wide review of policies, practices, and metrics related to ESG performance and that Bard commit to continuous improvement in reporting. We encourage using the Global Reporting Initiative’s (GRI) Sustainability Reporting Guidelines (G3). The GRI (www.globalreporting.org) is a globally accepted reporting framework considered the gold standard of reporting. The G3 provide a flexible reporting system that promotes incremental improvement over time.

Recommendation of the Board of Directors on Proposal No. 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

A similar proposal was presented to our shareholders and defeated at last year’s annual meeting, receiving approximately 32% of the votes cast on the proposal. As we explained in last year’s proxy statement, we continue to believe that preparing a “sustainability report” would not be a prudent use of our resources. While we recognize the importance of environmental, social and governance considerations, and while we strive to conduct our business in a socially responsible manner, we do not believe that a sustainability report would provide meaningful marginal benefits to management or would provide sufficiently useful information to our shareholders and investors to justify its cost.

C. R. Bard is committed to ethical business practices and compliance with the law in all areas of our operations and strives to be a good corporate citizen in the communities where we operate. The Company and our Board of Directors take the issues raised by this proposal very seriously, but believe that conducting a special review of environmental, social and governance practices for the purpose of preparing an additional report to shareholders on sustainability would be expensive, time-consuming and unnecessary.

The proposal does not convey the burden on human resources or the considerable expense involved in preparing a report, which may require the engagement of consultants with specialized expertise. The proposed report would require C. R. Bard to greatly expand the variety of information we currently gather, analyze and disclose, significantly exceeding any requirements of the Securities and Exchange Commission (“SEC”), as well as additional disclosure requirements expected to be enacted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Company prefers, in the exercise of our business judgment, to prudently allocate our resources and assets to the continued development of life-sustaining products, to the enhancement of our business operations and to continue to support various social initiatives, including those described below. In addition, the proponents have encouraged the use of the Global Reporting Initiative’s Sustainability Reporting Guidelines (the “GRI Guidelines”) in preparing the report. We believe the GRI Guidelines are a voluminous, complex and vague reporting framework that would require a substantial investment of time and funds to evaluate and apply.

As a leading manufacturer of medical, surgical, diagnostic and patient care devices, the Company is already committed to conducting our business with a conscientious regard for the environment and social issues. For more than 100 years, C. R. Bard has developed a reputation for quality, integrity, service and innovation in every area of our business, including a commitment to the healthcare industry, the communities in which we operate and our employees. C. R. Bard’s ultimate goal is to strengthen the wellness of the community by improving the quality of life for people around the world, as demonstrated by the following examples:

•

C. R. Bard’s Community: Through the efforts of the C. R. Bard Foundation and a culture of volunteerism that motivates our employees around the world, C. R. Bard is committed to improving lives. Our employees celebrated our centennial by performing hundreds of “Acts of Kindness” in their communities, and we made “Taking a Bite Out of Hunger” the focus of our volunteer efforts in 2009 and 2010. When disaster struck in Haiti in 2010, the C. R. Bard Foundation committed a total of $100,000 in grants to the American Red Cross, AmeriCares, Direct Relief International and Project HOPE to support immediate needs and long-term recovery efforts. The Company also contributed over $200,000 in medical products to AmeriCares, Direct Relief and Project HOPE. Teams of Bard employees are frequently among the leading fundraisers in local events such as the Heart Walk, Making Strides Against Breast Cancer, and Relay for Life. Since its inception in 1987, the Foundation has provided grants totaling over $23.5 million to organizations in the areas of health and community development, education, arts and culture, and it matches employee gifts to recognized 501(c)(3) charities.

•

C. R. Bard’s Employees: C. R. Bard cultivates a workforce that spans a variety of cultures, and does not discriminate based on race, color, religion, sex, national origin, age, disability, sexual preference, or status as a recently separated veteran, armed forces service medal veteran, disabled veteran or other veteran who served on active duty during a war or in a campaign or expedition for which a campaign badge has been authorized or any other status protected by applicable law. We treat our employees with respect, and support their families through such programs as the Willits Foundation Scholarship and the Youth for Understanding cultural exchange program. We support their ongoing development through our tuition reimbursement program, and we reward those employees who best represent our core values of quality, integrity, service and innovation with the prestigious Charles Russell Bard Award. An ethical approach to business operations is embedded in C. R. Bard’s culture. The Company has adopted a Business Ethics Policy to promote the appropriate and responsible conduct of our businesses throughout the world. This Policy applies to all personnel, and all employees certify annually that they are in compliance with the Policy.

•

C. R. Bard’s Customers and Patients: We support our customers and their patients by pursuing life-enhancing technological innovations that offer superior clinical benefits while helping to reduce expenditures on laboratory and diagnostic tests, antibiotics, physician consults and extra room and care charges. Our commitment to the AdvaMed Code of Ethics on Interactions with Healthcare Professionals demonstrates that we are open, transparent and ethical in our dealings with clinicians.

•

The Environment: Although our operations have minimal environmental impact, the Company is dedicated to protecting natural resources and the global environment and maintains an environmental, health and safety audit program to monitor our compliance with applicable requirements. C. R. Bard’s dedication to protecting human health, natural resources and the global environment reaches beyond compliance with the law to encompass the integration of sound environmental and safety practices into our business decisions. The Company’s environmental efforts include, among others, hazardous and general waste handling and management, recycling, and energy and water usage optimization. Our Environmental, Health and Safety Policy requires us to conduct our business activities in a safe and environmentally responsible manner, free from recognized hazards. This policy also requires us to encourage our customers, suppliers and partners in their environmental, health and safety management efforts, and to ensure continuous improvement in our environmental, health and safety management systems, pollution prevention practices and safety programs. We have set forth below a few examples of our initiatives and encourage shareholders to visit our website at www.crbard.com for more information recently added about these projects.

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Sustainable Energy — A number of our facilities, comprising more than 25% of our total global operations and divisional headquarters space worldwide, are in the process of implementing an energy savings project that is expected to significantly reduce their energy use and carbon footprint, and serve as a model for our other facilities around the world. This energy savings project is expected to translate directly into a notable reduction in emissions.

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Sustainability in Packaging — We endeavor to use the smallest viable package size to minimize material usage and therefore landfill footprint. We perform periodic reviews of product packaging to look for ways to increase recyclability and reduce package size, weight and complexity. For example, wherever applicable: we have focused on reducing board thickness and the amount of corrugated cardboard and paperboard; we have eliminated a “box within a box” where possible; we have endeavored to reduce processing costs and eliminate the chemicals required for heat seal coating; and we are replacing large, multiple-page user manuals with compact discs for some domestic products.

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Recycling — We have implemented a variety of programs at our locations around the world, diverting waste electronics, paper, cardboard, metal, plastic, batteries and glass from landfills each month. For example, one of our manufacturing facilities was recycling about 66% of the waste it generated as recently as 2009, including plastic runners, empty trays and other mixed plastics and today, approximately 86% of that facility’s waste is kept out of landfills and responsibly recycled.

The Company’s products and operations are subject to extensive regulations administered by the United States Food and Drug Administration (“FDA”) and similar foreign agencies. These regulations relate to all aspects of the Company’s business, including the manner in which we manufacture and market our products and operate our facilities. C. R. Bard is subject to periodic inspections by these agencies to ensure that our products and practices meet all applicable worldwide standards.

We regularly monitor and review our policies to ensure that the principles set forth above are appropriately implemented and to address new concerns or issues that arise through participation in a global marketplace whose standards continue to evolve.

In conclusion, we believe that our existing corporate practices, including programs and activities to ensure compliance with applicable legal requirements, existing corporate social responsibility programs, our dedication to improving the health and welfare of the communities in which we operate, and our environmental efforts adequately address the matters raised by the proposal. Therefore, conducting a special review and preparing a sustainability report is an unnecessary and ineffective use of the Company’s resources. The time and expense that would be incurred would divert personnel and resources from C. R. Bard’s business and operations — including the sustainability activities that such a report would be expected to highlight — and would not be in the best interests of C. R. Bard’s shareholders.

Required Vote

The proposal to request the Company’s Board to prepare a sustainability report will be approved if it receives the affirmative vote of a majority of the shares cast on the proposal. Abstentions and broker non-votes are not included in the determination of the shares cast on the proposal and, accordingly, will have no effect on the outcome of voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 5.

PROPOSAL NO. 6 — SHAREHOLDER PROPOSAL FOR THE ANNUAL ELECTION OF DIRECTORS

We have received a shareholder proposal from Tides Foundation (“Tides”), whose address is 1014 Torney Avenue, San Francisco, California 94129. Tides indicated in its proposal that it holds 7,000 shares of our common stock and intends to submit the following resolution for action at the Annual Meeting and has furnished a statement in support of the proposal that is also set forth below.

The Board of Directors has concluded that it cannot support this proposal for the reasons stated in the Board of Directors’ statement below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

RESOLVED: the shareowners of C.R. Bard request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual election of directors, whereby directors would be elected annually and not by classes. This declassification policy can be phased in so that it does not affect the unexpired terms of directors.

Supporting Statement

We believe accountability by the Board of Directors is vitally important to shareowners of the Company. Thus we are sponsoring this shareowner proposal which, as implemented, would reorganize the election of the Board so that each director stands for re-election by shareowners each and every year.

This would eliminate C.R. Bard’s so-called “classified board,” whereby the trustees are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote to elect one third of the Board each year.

Many institutional investors also believe that corporate governance policies and practices, and the level of accountability they create, are closely related to financial performance. It seems intuitive that when directors are accountable for their actions, they perform better.

In our opinion, the classified structure of the board is not in shareholders’ best interest because it reduces accountability to shareholders. Annual election of directors gives shareowners the power to replace a poorly functioning Director, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe declassifying the board would destabilize C.R. Bard in any way or affect the continuity of director service.

Increasingly, major corporations are adopting this governance change. In 2010 over 70% of S & P 500 companies had annual elections of board members.

In addition, shareholder resolutions requesting annual elections regularly receive votes of over 50%. In 2009 the average vote was 68%, and in 2010 the average vote was 58% in favor of resolutions indicating strong investor support.

Increasingly, companies themselves are presenting resolutions seeking shareholder support for declassification. These management backed sponsored resolutions seeking annual elections regularly received votes in the 90% plus range. This is clearly a trend as companies strive to adopt best governance practices.

A staggered Board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. (See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion paper No. 491 (09/2004, revised 03/2005.)

Shareholders support excellent corporate governance and believe that it affects shareowner value. If C.R. Bard took the steps necessary to declassify its Board as requested in this resolution, it would be a strong statement that C.R. Bard is committed to good corporate governance and is listening to its investors.

If passed and implemented, shareholders would have the opportunity to register their views at each annual meeting on the performance of the Board as a whole and of each trustee as an individual.

Recommendation of the Board of Directors on Proposal No. 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

We believe that a classified board, where approximately one-third of our Directors are elected annually, is in the best interests of the Company and our shareholders because such a structure enhances shareholder value in the event of an unsolicited takeover attempt, provides leadership continuity and stability, promotes long-term growth and ensures director accountability.

Enhances Shareholder Value in Unsolicited Takeover Attempt

Maintaining a classified board also provides a measure of protection against unsolicited takeover attempts that may not offer the greatest value to all shareholders. Absent a classified board, a potential acquirer could gain control of the Company without paying a premium to the Company’s shareholders by replacing a majority of directors with its own slate of nominees at a single annual meeting. While a classified board structure does not preclude unsolicited takeover attempts, by eliminating the threat of imminent removal, it allows directors to maximize the value of a potential acquisition by giving the Company time to determine the adequacy of the proposed transaction, assess the proposed acquirer’s accountability and ability to complete the transaction, negotiate a higher premium, seek additional bidders, and consider other options to maximize shareholder value, including the continued operation of the business.

Leadership Continuity and Stability

Leadership continuity, long-term business strategy and policy, and stability in the management of the Company’s affairs are enhanced by having directors that serve three-year, rather than one-year, terms. Good corporate planning and strategic initiatives often require several years to implement and realize results. Three-year terms permit our Directors to implement long-term strategies designed to sustain the financial health and performance of the Company by enabling them to consider the long-term effects of their decisions on shareholder value instead of exclusively focusing on short-term profits. Additionally, a classified board structure ensures that a majority of our Directors will, at all times, have the necessary skills, knowledge and experience with the Company’s business to make fundamental decisions on behalf of the Company and more effectively represent the long-term interests of the shareholders.

Director Accountability

A classified board structure also ensures director accountability. By maintaining a classified board, it is less likely that the Directors will be affected by transitory outside influences and can focus instead on exercising their best business judgment on matters pertaining to the operation and long-term growth of the Company without the threat of not being re-nominated every year. Furthermore, each year, approximately one-third of the Directors stand for re-election. Even with a classified board structure, shareholders have the ability to elect a majority of the Board of Directors within two consecutive annual meetings which could occur within as little as twelve months, thereby providing shareholders with considerable influence over the affairs of the Company. Moreover, each Director has a fiduciary duty of care and loyalty to the Company and its shareholders, which duty exists regardless of the length of the term for which the Director is elected or how often that Director stands for re-election. By maintaining a classified board, the Company is able to balance between director accountability and the need for stability and experience.

Conclusions

We do not believe in a one-size-fits-all approach to corporate governance. C. R. Bard is deeply committed to sound corporate governance practices. Other than two management Directors, our Board of Directors is comprised entirely of independent, non-management Directors elected by our shareholders. Additionally, the Company has implemented measures that foster further director accountability, including the adoption of our Corporate Governance Guidelines, which focus on the independence and quality of Directors and the effective functioning of our Board, and the appointment in December 2010 of a lead director with a defined list of duties. Our guidelines also provide for annual self-evaluations of the Board and the committees on which they serve.

In evaluating this proposal to de-classify our Board, shareholders are encouraged to look at the history and performance of the Company, our record of creating shareholder value, the nature of our business and future growth opportunities, and our leadership structure. We believe that maintaining a classified board structure balances the need for shareholders to express their opinion on the Board’s performance, with the need for our Directors to focus on the Company’s long-term success and maximize value for shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6.

MISCELLANEOUS

We do not know of any business other than that described above to be presented for action to the shareholders at the Annual Meeting, but we expect that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments of the meeting in accordance with the discretion of the persons named therein.

PROPOSALS OF SHAREHOLDERS

We must receive any proposal of a shareholder intended to be presented at the next annual meeting of shareholders and to be included in our proxy statement at our principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 19, 2011, pursuant to the requirements of Rule 14a-8 under the Exchange Act.

Our by-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders (other than proposals to be included in a proxy statement) or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. These procedures require that the shareholder give timely written notice to our Secretary. To be timely, such notice must be delivered to or mailed and received at our principal executive offices not less than 90 days (no later than January 21, 2012 for the 2012 Annual Meeting of Shareholders) nor more than 120 days (no earlier than December 22, 2011 for the 2012 Annual Meeting of Shareholders) prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after that anniversary date, to be timely, we must receive notice not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of the annual meeting of shareholders.

HOUSEHOLDING

Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While we do not household in mailings to our shareholders of record, a number of brokerage firms with account holders who are our shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of our proxy statement and annual report, free of charge, by contacting us at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Secretary, by calling our Secretary at 908-277-8000 or by accessing our website at www.crbard.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

DIRECTIONS TO HAMILTON PARK HOTEL AND CONFERENCE CENTER

175 Park Avenue

Florham Park, New Jersey 07932

1-800-321-6000

From Newark Airport

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from NJ 24 West below.

From NJ 24 West:

Follow NJ 24 West to exit 2-A for Morristown Rt. 510 West (Columbia Turnpike). Make a left at the first light onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 North:

Follow I-287 South to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 South:

Follow I-287 North to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From NJ Turnpike (Exit 14):

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway South:

Take Garden State Parkway South to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway North:

Take Garden State Parkway North to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From George Washington Bridge:

Take George Washington Bridge to 80 West to exit 43 and I-287 South (Morristown). Follow directions from I-287 North to South.

From Tappan Zee Bridge:

Take NY Thruway (I-87) North to Garden State Parkway South to I-80 West to I-287 South. Follow directions from I-287 North to South.

From New York City:

From Holland Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West. From Lincoln Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01AGLD 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign BeloC w Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed. The Board of Directors recommends a vote FOR Proposals 2 and 3. The Board of Directors recommends a vote for 1 YEAR. The Board of Directors recommends a vote AGAINST Proposals 5 and 6. For Against Abstain 2. To ratify the appointment of KPMG LLP as independent registered public accounting firm for the year 2011. 4. Say-When-on-Pay – An advisory vote on the approval of the frequency of shareholder votes on compensation of our named executive officers. 3. Say-on-Pay – An advisory vote on the approval of compensation of our named executive officers. For Against Abstain 5. To consider a shareholder proposal relating to sustainability reporting. 6. To consider a shareholder proposal for the annual election of directors. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01—John C. Kelly 02—Gail K. Naughton Ph.D. 03—John H. Weiland 1. Election of Directors: For Withhold For Withhold For Withhold * To be elected for a term of three years IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain NNNNNNNNNNNN NNNNNNNNNNNNNNN NNNNNNN 1 1 2 8 0 3 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE            SACKPACK            Admission Ticket _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 6:00 p.m., New York Time, on April 19, 2011. For 401(k) plan participants your vote must be received by 9:00 a.m., New York Time, on April 18, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/bcr • Follow the steps outlined on the secured website. Vote by telephone • Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call. • Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply. • Follow the instructions provided by the recorded message. 1234 5678 9012 345

2011 Annual Meeting of C. R. Bard, Inc. Shareholders April 20, 2011 at 10:00 a.m. Hamilton Park Hotel & Conference Center 175 Park Avenue Florham Park, New Jersey 07932 This portion of your proxy card will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you plan to attend. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 20, 2011. The Proxy Statement, the 2010 Annual Report to Shareholders and the Form 10-K of C. R. Bard, Inc. for 2010 are available at www.envisionreports.com/bcr. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — C. R. Bard, Inc. Proxy Solicited On Behalf Of The Board Of Directors The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Stephen J. Long, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. Bard, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. Bard, Inc. to be held at Hamilton Park Hotel & Conference Center, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 20, 2011 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the B.E.S.T. 401(k) Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 9:00 a.m. New York Time on April 18, 2011, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan. This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of directors, “FOR” proposals 2 and 3, in favor of 1 year for proposal 4 and “AGAINST” proposals 5 and 6. TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE REVERSE SIDE. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE. (Items to be voted on appear on reverse side)